Exhibit 2.1

PURCHASE AND ASSUMPTION AGREEMENT

by and between

The Bryn Mawr Trust Company

And

First Bank of Delaware

Dated as of April 27, 2012

PURCHASE AND ASSUMPTION AGREEMENT

i

THIS PURCHASE AND ASSUMPTION AGREEMENT (this “AGREEMENT”) is entered into as of April 27, 2012, by and between THE BRYN MAWR TRUST COMPANY, a bank and trust company organized under the laws of the Commonwealth of Pennsylvania (“PURCHASER”), and FIRST BANK OF DELAWARE, a state bank organized under the laws of the State of Delaware (“SELLER”).

WITNESSETH:

WHEREAS, Seller wishes to sell certain of its loans, deposits, and other specified assets and liabilities to Purchaser upon the terms and subject to the conditions set forth herein; and

WHEREAS, Purchaser wishes to purchase such loans and assets and assume such deposits and such certain specified liabilities upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Seller and Purchaser agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

SECTION 1.1. Certain Definitions.

(a) The terms set forth below are used herein with the following meanings:

“ACH” shall have the meaning set forth in Section 4.3.

“ACQUISITION PROPOSAL” shall have the meaning set forth in Section 11.3(b).

“ADJUSTMENT PAYMENT DATE” shall have the meaning set forth in Section 3.3(c).

“AFFILIATE” shall mean, with respect to any Person, any other Person directly or indirectly controlled by, controlling or under common control with such first Person. For the purposes of this definition, “control” means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing. Republic First Bancorp, Inc. and its subsidiaries shall not be deemed to be Affiliates of the Seller.

“AGREEMENT” shall have the meaning set forth in the preamble.

“ASSIGNMENT AND ASSUMPTION AGREEMENT” shall have the meaning set forth in Section 3.2(b)(2).

“ASSIGNMENT AND ASSUMPTION OF LEASE” shall have the meaning set forth in Section 3.2(b)(3).

“ASSUMED CONTRACTS” shall have the meaning set forth in Section 2.5.

“ASSUMED DEPOSITS” shall mean all Deposits identified on Schedule I attached hereto (which schedule may be updated from time to time by agreement of the parties prior to the Closing Date) except the Excluded Deposits.

“ATMS” shall mean any automated teller machine.

“AVERAGE PREMIUM BASED DEPOSIT BALANCE” shall mean the average of the daily balances of the Premium Based Deposits for the sixty (60) day period ending at the close of business on the date that is seven (7) days prior to the Closing Date.

“BALANCE SHEET OF TRANSFERRED ASSETS AND TRANSFERRED LIABILITIES” shall mean a summary and detail level balance sheet prepared in accordance with GAAP capturing only the Transferred Assets and Transferred Liabilities as of the Closing Date, Pre-Closing Balance Sheet Date, Post-Closing Balance Sheet Date and any other measurable as of date. Such balance sheet shall include balances of all Transferred Assets and Transferred Liabilities including book value of the Personal Property and Leased Premises, Purchased Loans and Assumed Deposits, other prepaid expenses and accrued but unpaid liabilities relating to the Transferred Assets and Transferred Liabilities, the deposit premium and a net settlement amount.

“BENEFIT PLANS” shall have the meaning set forth in Section 6.8(b).

“BRANCH LEASE” shall have the meaning set forth in Section 2.1(a)(1).

“BRANCH BANKING OPERATIONS” shall mean the business of Seller conducted relating to the Assumed Deposits and other Transferred Liabilities and Transferred Assets.

“BRANCH” shall have the meaning set forth in Section 2.1(a)(1).

“BROKERED DEPOSITS” shall mean (a) “brokered deposits” within the meaning of 12 C.F.R. Section 337.6 and (b) deposits that are of the type having risk characteristics similar to “brokered deposits” as contemplated by the Joint Agency Advisory on Brokered and Rate Sensitive Deposits, dated May 11, 2001, of the Board of Governors of the Federal Reserve System, FDIC, the Office of the Comptroller of the Currency and Office of Thrift Supervision.

“BUSINESS DAY” shall mean any day other than a Saturday, a Sunday or a day on which banks in the States of Delaware or the Commonwealth of Pennsylvania are authorized or required to close for regular banking business.

“CLAIM LIMITATION ANNIVERSARY” shall have the meaning set forth in Section 5.3(a).

“CLOSING” shall have the meaning set forth in Section 3.1.

“CLOSING DATE” shall have the meaning set forth in Section 3.1.

“CLOSING DATE BALANCE SHEET” shall have the meaning set forth in Section 3.3(a)(i).

“CLOSING STATEMENT” shall have the meaning set forth in Section 3.2(b)(8).

“COBRA” shall mean the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

“CODE” shall mean the Internal Revenue Code of 1986, as amended.

“COINS AND CURRENCY” shall mean all petty cash, foreign currency, vault cash, teller cash, ATM cash, travelers’ checks and prepaid postage located at the Branch as of the Effective Time.

“CONFIDENTIALITY AGREEMENT” shall mean the Confidentiality Agreement, dated as of February 13, 2012, between Griffin Financial Group, LLC, solely as representative of Seller, and Purchaser’s parent holding company, Bryn Mawr Bank Corporation.

“CONVERSION” shall have the meaning set forth in Section 3.1.

“CONVERSION CONTACT PERSON” shall have the meaning set forth in Section 4.1.

“CRA” shall mean the Community Reinvestment Act of 1977 and the regulations promulgated thereunder, as amended.

“DEPOSIT LIABILITIES” shall mean all of Seller’s rights, duties, obligations and liabilities relating to the Assumed Deposits (including accrued but unpaid or uncredited interest thereon and uncollected funds related thereto).

“DEPOSITS” shall mean all deposits (as defined in 12 U.S.C. Section 1813(l)) made with Seller as of the Effective Time, including consumer, business and commercial and private client (a) demand deposits, (b) interest checking accounts, (c) money market accounts, (d) savings deposits, (e) time deposits, (f) time deposits that are in denominations of $100,000 or more, (g) deposits relating to debit cards and ATM cards, (h) IRA deposit liabilities, and (i) Keogh Plan deposit liabilities, including in each case all accrued but unpaid or uncredited interest and fees thereon and uncollected funds related thereto.

“EFFECTIVE TIME” shall have the meaning set forth in Section 3.1.

“EMPLOYEE” shall mean each individual principally employed by Seller or any of its Affiliates in connection with the Branch Banking Operations.

“ENVIRONMENTAL LAW” shall mean any federal, state, foreign or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, common law, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any Governmental Authority relating to (a) the protection, preservation or restoration of the environment (including air, water, vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as amended, from time to time, including the following U.S. federal environmental laws: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendment and Reauthorization Act, the Water Pollution Control Act of 1972, the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act of 1976, the Solid Waste Disposal Act, the Toxic Substances Control Act and Insecticide, Fungicide and Rodenticide Act, each as amended.

“ENVIRONMENTAL LIABILITIES” means any action, lawsuit, claim, proceeding, investigation, demand, response, damages (including natural resources damages), fine, penalty, judgment, award, settlement, loss, cost or expense (including any financial responsibility for any cleanup costs or corrective actions, including any investigation, cleanup, removal, containment, remedial or other response action, whether or not such action has been required or requested by any Governmental Authority) (including reasonable attorneys’ and consultants’ fees) relating to or arising out of or under (a) any Environmental Law, (b) the release or threatened release of any Hazardous Substances, or (c) any other environmental, health, or safety matters or conditions (including on-site and off-site release or contamination and matters relating to occupational safety and health). For purposes of this definition, the terms “removal,” “remedial,” “release” and “response action” shall include those activities covered by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ESCROW AGENT” shall have the meaning set forth in Section 5.6.

“ESCROW AGREEMENT” shall have the meaning set forth in Section 5.6.

“EXCLUDED ASSETS” shall have the meaning set forth in Section 2.1(b).

“EXCLUDED DEPOSITS” shall mean any Deposits not identified on Schedule I (Assumed Deposits) and (i) Brokered Deposits or wholesale deposits, (ii) Municipal Deposits or any other collateralized deposits, (iii) deposit accounts subject to any order, agreement or other encumbrance that materially restricts the payment of funds from such accounts, (iv) deposit accounts in an overdraft position at the Effective Time, (v) deposit accounts related to e-payments, money service business, check cashing or any product or service related to processing by or through a non-core automated clearing house, (vi) deposit accounts for which (A) a SAR has been filed during the period from January 1, 2010 through the Closing Date, or (B) a SAR should have been filed during the period from January 1, 2010 through the Closing Date as identified by Alvarez and Marsal pursuant to the look-back engagement between Seller and Alvarez and Marsal, (vii) deposit accounts related to the origination and/or processing of remotely created checks (other than those related to the remote deposit capture product) or merchant processing, (viii) Excluded IRA/Keogh Plan Deposits, (ix) any Transaction Account currently dormant or within six months of going dormant, (x) any Deposits constituting Excluded

Liabilities, (xi) any deposit account for which there is an open chargeback as of the Pre-Closing Balance Sheet Date, (xii) any deposit account that is subject to a subpoena either pending research or in the process of being researched, and (xiii) any deposit account that does not have proper documentation at the time of Closing (signature cards, signed agreements, etc.).

“EXCLUDED IRA/ KEOGH PLAN DEPOSITS” shall have the meaning set forth in Section 8.18(a).

“EXCLUDED LIABILITIES” shall have the meaning set forth in Section 2.2(c).

“EXISTING ENVIRONMENTAL REPORTS” shall have the meaning set forth in Section 2.4.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“FEDERAL FUNDS RATE” shall mean the average of the high and low rates quoted for Federal Funds in the Money Rates column of The Wall Street Journal during the period the rate is applied, adjusted as such average may increase or decrease during such period.

“FRB” means the Board of Governors of the United States Federal Reserve System.

“GAAP” shall mean United States generally accepted accounting principles.

“GOVERNMENTAL AUTHORITY” shall mean any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government having authority in the United States, whether federal, state or local.

“HAZARDOUS SUBSTANCE” shall mean any waste, emission, material or substance (including gases, liquids and solids) defined or identified as toxic, hazardous or dangerous in (or for the purposes of), or which is regulated under, any Environmental Law, including asbestos, asbestos-containing materials, radon gas, urea formaldehyde foam insulation, polychlorinated biphenyls, and oil or petroleum products and by-products.

“HIRED EMPLOYEES” shall have the meaning given in Section 8.16(a).

“IRA” shall mean an individual retirement account as specified in Section 408 and 408A of the Code.

“INVESTMENT SECURITIES” shall mean all investment securities owned by Seller or any of its Subsidiaries.

“KEOGH PLAN” shall mean an employee pension plan covering self-employed individuals.

“LANDLORD CONSENT” shall have the meaning set forth in Section 8.8.

“LEASED PREMISES” shall have the meaning set forth in Section 2.1(a)(1).

“LETTER OF CREDIT CUSTOMER” shall mean an obligor under a Purchased Loan or Reimbursement Agreement for whose account a Letter of Credit was issued.

“LETTER OF CREDIT DISBURSEMENT” shall mean an amount equal to the sum of (a) the amount drawn under any Letter of Credit in connection with a Request plus (b) all reasonable and customary out-of-pocket charges and expenses that Seller may pay or incur relative to such Request that are chargeable to the Letter of Credit Customer under the related Reimbursement Agreement.

“LETTERS OF CREDIT” shall mean (a) each letter of credit or banker’s acceptance listed on Schedule 8.19, (b) each letter of credit or banker’s acceptance issued by Seller in connection with a Purchased Loan between the date of Schedule 8.19 and the Closing Date and in compliance with Section 8.3 and expressly accepted by Purchaser, and (c) any letter of credit or banker’s acceptance applied for by a customer of Seller (but not yet issued by Seller) as of the Effective Time if accepted by Purchaser. To the extent Purchaser shall assume (and Seller has been released from) any Letter of Credit or Purchaser has issued a replacement letter of credit, whether on or after the day on which the related Purchased Loan is purchased by Purchaser pursuant to the terms hereof, each as described in Section 8.19, the assumed or replaced Letter of Credit shall no longer be deemed a “Letter of Credit” hereunder.

“LIENS” shall have the meaning set forth in Section 6.5.

“LOAN PURCHASE AMOUNT” shall mean, with respect to any Purchased Loan, the sum of (A) the product of (i) the outstanding principal balance of such Purchased Loan as of the Effective Time (excluding FASB91 fees and costs), multiplied by (ii) the applicable percentage set forth on Exhibit “A” attached hereto, plus (B) all accrued and unpaid interest thereon as of the Effective Time.

“LOSSES” shall mean losses, liabilities, damages, costs and expenses (including reasonable attorneys’ fees) incurred or suffered by the indemnified party or its Affiliates in connection with the matters described in this Agreement, net of any amounts actually recovered by the indemnified party under insurance policies with respect to such Loss.

“MUNICIPAL DEPOSITS” means deposits of governmental units and any other public entity.

“NET BOOK VALUE” means the net book value as reflected in Seller’s books, determined in accordance with GAAP, consistently applied.

“ORDER” shall have the meaning set forth in Section 9.4.

“ORIGINAL PRICE” shall have the meaning set forth in Section 3.3(d).

“PERSON” shall mean any individual, association, corporation, limited liability company, partnership, limited liability partnership, trust or any other entity or organization, including any Governmental Authority.

“PERSONAL PROPERTY” shall mean the personal property of Seller located at the Leased Premises consisting of the furniture, fixtures, equipment, security systems, vaults and other tangible personal property that are owned by Seller and are located on or affixed to the Leased Premises and all tenant improvements and fixtures owned by Seller at the Leased Premises, in each case as of the Effective Time, and any of such items on order at the Effective Time.

“PERSONAL PROPERTY LEASES” shall mean all leases of Personal Property located at the Branch under which Seller is the lessee.

“POST-CLOSING BALANCE SHEET” shall have the meaning set forth in Section 3.3(a).

“POST-CLOSING BALANCE SHEET DELIVERY DATE” shall have the meaning set forth in Section 3.3(a).

“PRE-CLOSING BALANCE SHEET” shall have the meaning set forth in Section 2.2(e).

“PRE-CLOSING BALANCE SHEET DATE” shall have the meaning set forth in Section 2.2(e).

“PREMIUM BASED DEPOSITS” shall mean the Assumed Deposits identified on Schedule II hereto (as the same may be updated prior to Closing to reflect changes in the Assumed Deposit schedule) that are transaction account Deposits for which the account holder has an address that is either (i) within ten (10) miles of the Branch, or (ii) within the zip code of any branch office of Purchaser, excluding all time based Deposits.

“PROXY STATEMENT” shall have the meaning set forth in Section 8.15(a).

“PURCHASED LOANS” shall have the meaning set forth in Section 2.1(a)(4).

“PURCHASE PRICE” shall have the meaning set forth in Section 2.2(a).

“PURCHASER” shall have the meaning set forth in the preamble.

“PURCHASER MATERIAL ADVERSE EFFECT” shall mean any event, occurrence, circumstance or state of facts, individually or in the aggregate, that has had or is reasonably likely to have a material adverse effect on Purchaser’s ability to timely perform its obligations hereunder or consummate the transactions contemplated hereby; provided, that a Purchaser Material Adverse Effect shall not include events or conditions to the extent arising out of or attributable to (a) changes in generally prevailing economic conditions, including changes in interest rates and stock market valuations, (b) changes in generally prevailing legal or regulatory conditions applicable to the industry in which Purchaser operates, (c) changes in GAAP, (d) announcement of the transactions contemplated hereby, or (e) any actions taken or omitted to be taken by Purchaser if such action or omission is required hereby, except, in the cases of (a), (b) and (c), as disproportionately adversely affects Purchaser relative to other similarly situated businesses.

“REGULATORY APPROVALS” shall mean all regulatory approvals that are required in order to consummate the transactions contemplated hereby, including the expiration of all waiting periods thereunder (including any extensions thereof).

“REIMBURSEMENT AGREEMENT” shall mean all documents and agreements evidencing, securing or insuring the obligation of a Letter of Credit Customer to repay, or the rights of Seller to recover, sums paid under a Letter of Credit.

“REVISED PRICE” shall have the meaning set forth in Section 3.3(d).

“REQUEST” shall have the meaning set forth in Section 8.19(c).

“SELLER” shall have the meaning set forth in the preamble.

“SELLER MATERIAL ADVERSE EFFECT” shall mean an event, occurrence, circumstance or state of facts, individually or in the aggregate, that has had or is reasonably likely to have a material adverse effect on (a) the business, operations or condition (financial or otherwise) of the Branch Banking Operations as a whole, (b) the Transferred Assets or the Transferred Liabilities as a whole, or (c) Seller’s ability to timely perform its obligations hereunder or consummate the transactions contemplated hereby; provided, that a Seller Material Adverse Effect shall not include events or conditions to the extent arising out of or attributable to (a) changes in generally prevailing economic conditions, including changes in interest rates and stock market valuations, (b) changes in generally prevailing legal or regulatory conditions applicable to the industry in which Seller operates, (c) changes in GAAP, (d) announcement of the transactions contemplated hereby, or (e) any actions taken or omitted to be taken by Seller if such action or omission is required hereby, except, in the cases of (a), (b) and (c), as disproportionately adversely affects Seller relative to other similarly situated businesses.

“SELLER TERMINATION FEE” shall have the meaning set forth in Section 11.3(b).

“STOCKHOLDER APPROVAL” shall have the meaning set forth in Section 8.15(b).

“STOCKHOLDER MEETING” shall have the meaning set forth in Section 8.15(b).

“SUBSIDIARY” shall mean, with respect to any entity, any other entity that is consolidated with such first entity for financial reporting purposes.

“TAXES” shall mean any and all federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“TAX RETURN” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“TRANSACTION ACCOUNT” shall mean accounts at any branches of Seller in respect of which deposits therein are withdrawable in practice upon demand or upon which third party drafts may be drawn by the depositor, including checking accounts, negotiable order of withdrawal accounts, savings accounts and money market deposit accounts.

“TRANSFERRED ASSETS” shall have the meaning set forth in Section 2.1(a).

“TRANSFERRED LIABILITIES” shall have the meaning set forth in Section 2.2(b).

“TRANSFER TAXES” shall have the meaning set forth in Section 2.2(d).

“TREASURY REGULATIONS” shall mean any final or temporary regulations promulgated by the United States Treasury.

“WARN ACT” shall mean the Workers Adjustment and Retraining Notification Act of 1988, as amended.

(b) The words “INCLUDE” and “INCLUDING” as used herein shall be deemed to be followed by the phrase “WITHOUT LIMITATION.” References to an Article, Section, Exhibit or Schedule shall be deemed to be references to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “HEREBY,” “HEREOF,” “HEREIN,” “HERETO,” “HEREUNDER” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

ARTICLE II

TRANSFER OF ASSETS AND LIABILITIES

SECTION 2.1. Transferred Assets.

(a) As of the Effective Time, and subject to the terms and conditions set forth herein, Seller shall (or shall cause its applicable direct or indirect subsidiaries to) sell, assign, transfer, convey, and deliver to Purchaser, and Purchaser shall purchase from Seller (or its applicable direct or indirect subsidiaries), possession of and any and all right, title and interest of Seller (or its applicable direct or indirect subsidiaries) in and to the following assets (collectively, the “TRANSFERRED ASSETS”):

(1) subject to Section 8.8, including the receipt of the applicable consents referred to therein, the lease of real property relating to Seller’s leased banking office at 1000 Rocky Run, Wilmington, Delaware (the “BRANCH”, and such lease relating to the Branch, the “BRANCH LEASE”); and the premises leased under the Branch Lease (the “LEASED PREMISES”);

(2) all Personal Property and all Personal Property Leases, a complete and accurate list of which as of the date of this Agreement is listed on Schedule 2.1(a)(2);

(3) Seller’s rights to all telephone numbers associated with the Branch;

(4) those loans and purchased loan participations set forth on Schedule 2.1(a)(4), and each presently existing obligation of Seller to make additional extensions of credit in connection with each such loan, and, if expressly consented to in writing by Purchaser, any increase, decrease, amendment, renewal or extension by Seller in the ordinary course of business of Seller and in compliance with the terms of Section 8.3 between the date of Schedule 2.1(a)(4) and the Closing Date, and, subject to Purchaser’s written consent to modify Schedule 2.1(a)(4), which consent shall be in Purchaser’s sole and absolute discretion, each loan made by Seller between the date of Schedule 2.1(a)(4) and the Closing Date that Seller shall categorize in the ordinary course of its business consistent with past practices to a loan category set forth on Schedule 2.1(a)(4) and which loan is made in compliance with the terms of Section 8.3, and each obligation of Seller to make additional extensions of credit in connection with each such loan, as each such loan may be increased, decreased, amended, renewed or extended by Seller in the ordinary course of business of Seller and in compliance with the terms of Section 8.3 prior to the Closing Date; in each case including the collateral therefor and (except to the extent set forth in Section 2.1(b)) the servicing rights thereunder for which Seller has retained servicing rights (collectively, the “PURCHASED LOANS”);

(5) [intentionally omitted];

(6) all Assumed Contracts;

(7) the routing and transit number presently used by a majority of the Purchased Loans and Assumed Deposits with respect to the Assumed Deposits; provided, however, that (a) any Assumed Deposits not utilizing such routing and transit number are to be transferred by Seller to such routing and transfer number no less than 60 days prior to the Closing Date, and (b) unless Purchaser shall consent to the exclusion of one such routing and transit number from the scope of this Section 2.1(a)(7), subsequent to the date of this Agreement Seller may acquire a new routing and transit number for its own use following the Effective Time, which new routing and transit number shall not be sold, assigned, transferred, conveyed, or delivered to Purchaser hereunder;

(8) all of Seller’s rights under the contracts and relationships giving rise to the Assumed Deposits;

(9) all insurance premiums paid by Seller to the FDIC that are allocable to insurance coverage for the Assumed Deposits following the assumption thereof by Purchaser;

(10) all books, records and documents (including electronic information) relating primarily to the Assumed Deposits, Transferred Assets and Transferred Liabilities, as such books, records and other documents may exist and are as held by Seller or its Affiliates, in such format as may be reasonably requested by Purchaser (including all books, records and documents contemplated by Section 2.6, but excluding, to the extent permitted by law, one original set of the personnel files relating to the Hired Employees, provided that Seller, to the extent permitted by law, shall deliver to Purchaser no later than the Closing Date true and complete copies thereof);

(11) all claims, counter-claims and causes of action with respect to the Transferred Assets and Transferred Liabilities;

(12) all Coins and Currency; and

(13) a 100% participation interest in the Letters of Credit as contemplated by Section 8.19(b).

(b) All other assets of Seller shall not be included in the Transferred Assets, and shall not be transferred hereunder, including:

(1) all loans (and any interests or participations in loans) other than the Purchased Loans and any of the Purchased Loans which, as of the Effective Time, are subject to charge offs, are more than 60 days past due or are classified by Seller as non-accrual;

(2) all real property and leasehold interests in real property, other than the Leased Premises;

(3) Seller’s rights in and to the name “First Bank of Delaware;”

(4) all Investment Securities;

(5) any regulatory licenses or any other nonassignable licenses and permits;

(6) any Tax refunds, Tax credits or deferred Tax assets relating to taxable periods (or portions thereof) ending on or prior to the Closing Date;

(7) all contracts and agreements other than Assumed Contracts;

(8) any insurance policies issued to Seller and any claims under such policies

(9) all minute books, organizational documents, stock registers and such other books and records of Seller and any of its Subsidiaries as pertain to ownership, organization or existence of Seller, any records relating to the Excluded Assets or the Excluded Liabilities, and duplicate copies of any other records as are necessary to enable Seller to prepare and file tax returns and reports

(10) the domain names and uniform resource locators (“urls”) owned by Seller and any goodwill associated therewith;

(11) any capital stock of any Subsidiary of the Seller;

(12) any claims or other rights to indemnification or other rights related, in each case, to the Excluded Assets and Excluded Liabilities; and

(13) any assets held with respect to the Benefit Plans (other than personnel files or similar records contemplated by Section 2.1(a)(10));

(collectively, the “EXCLUDED ASSETS”).

SECTION 2.2. Purchase Price.

(a) As consideration for the purchase of the Transferred Assets and the other transactions contemplated hereby and subject to Section 2.2(e), Purchaser shall pay Seller a purchase price (the “PURCHASE PRICE”) equal to the sum of the following:

(1) a premium for the Assumed Deposits equal to four percent (4.0%) of the Average Premium Based Deposit Balance;

(2) the Loan Purchase Amount for each Purchased Loan;

(3) the Net Book Value of the Personal Property, the improvements associated with the Branch and the Leased Premises, in each case as of the Effective Time; and

(4) the face amount of the Coins and Currency.

(b) In addition, Purchaser shall assume as of the Effective Time and pay, perform and discharge as of or after the Effective Time, as the case may be, only the following duties, obligations, and liabilities of Seller arising from and after the Effective Time (the “TRANSFERRED LIABILITIES”):

(1) the Deposit Liabilities and the terms and agreements relating thereto (including all of Seller’s related responsibilities with respect to (A) the abandoned property laws of any state, (B) any legal process that is served on Seller on or before the Closing Date with respect to claims against or for the Deposit Liabilities that does not exceed the amount of the applicable Assumed Deposit(s) (except to the extent attributable to any act or omission taken or omitted to be taken by Seller prior to the Effective Time in violation of an applicable contract or law), and (C) any other applicable laws (except to the extent attributable to any act or omission taken or omitted to be taken by Seller prior to the Effective Time in violation of any such laws));

(2) all of Seller’s duties, obligations and liabilities relating to the Personal Property and the Personal Property Leases;

(3) all of Seller’s duties, obligations and liabilities relating to the Branch Lease and the Leased Premises;

(4) [intentionally omitted];

(5) all of Seller’s duties, obligations and liabilities relating to the Purchased Loans and the servicing thereof; and

(6) all of Seller’s duties, obligations and liabilities relating to the Assumed Contracts; provided, however, that Purchaser shall not, except pursuant to a subsequent assignment to which Purchaser is a party, assume any liabilities, duties or obligations arising under any Assumed Contract that is not assigned to Purchaser at the Closing due to the failure to receive a necessary consent or otherwise.

(c) Notwithstanding anything to the contrary contained herein, Purchaser shall not assume any duties, obligations or liabilities of Seller of any kind, whether known, unknown, contingent or otherwise, other than the Transferred Liabilities, including any duty, obligation or liability (1) not directly relating to the Transferred Assets, (2) attributable to any acts or omissions to act taken or omitted to be taken by or on behalf of Seller (or any of its Affiliates) prior to the Effective Time in violation of any applicable laws, contracts or legal or fiduciary duties, (3) attributable to any actions, causes of action, claims, suits or proceedings or violations of law or regulation attributable to any acts or omissions to act taken or omitted to be taken by Seller (or any of its affiliates or direct or indirect Subsidiaries), (4) for Taxes relating to the Transferred Assets or the Transferred Liabilities for taxable periods (or portions thereof) ending on or prior to the Closing Date, (5) relating to the Employees in any respect, including the employment or termination of any Employee, in the case of any Employee relating, to any period prior to the time such Employee becomes employed by Purchaser, and Losses with respect to the Benefit Plans, ERISA, COBRA or the WARN Act, whether arising before or after the Effective Time, relating to the employment of the Employees by Seller or its Affiliates and their respective predecessors, (6) for Excluded IRA/ Keogh Plan Deposits, (7) any deposit account designated as closed status or any accounts with a zero balance for the period 45 days prior to the Closing Date, (8) any liability associated with traveler’s checks, cashier’s checks, or other official bank checks issued by Seller prior to the Closing Date, (9) arising from circumstances, events or conditions prior to the Effective Time and not expressly assumed hereunder, or (10) deposit liabilities that, by law or contract, cannot either be transferred by Seller or assumed by Purchaser (collectively, the “EXCLUDED LIABILITIES”). Without limiting the generality of the foregoing, it is not the intention that the assumption by Purchaser of the Transferred Liabilities shall in any way enlarge the rights of any third parties relating thereto. Nothing contained in this Agreement shall prevent any party hereto from contesting matters relating to the Transferred Liabilities with any third party obligee. From and after the Effective Time, (A) Purchaser shall have complete control over the payment, settlement or other disposition of the Transferred Liabilities and the right to commence, control and conduct all negotiations and proceedings with respect thereto and (B) Seller shall have complete control over the payment, settlement or other disposition of the Excluded Liabilities and the right to commence, control and conduct all negotiations and proceedings with respect thereto. Except as otherwise provided in Article IV or any transition plan entered into thereunder, (i) Seller shall promptly notify Purchaser of any claim made against it with respect to the Transferred Liabilities or the Transferred Assets and shall not voluntarily make any payment of, settle or offer to settle, or consent or compromise or admit liability with respect to, any Transferred Liabilities or Transferred Assets and (ii) Purchaser shall promptly notify Seller of any claim made against it with respect to the Excluded Liabilities or the Excluded Assets and shall not voluntarily make any payment of, settle or offer to settle, or consent or compromise or admit liability with respect to, any Excluded Liabilities or Excluded Assets.

(d) All excise, sales, use, stamp, documentary and transfer Taxes and similar fees and charges (collectively, “TRANSFER TAXES”) that are payable or that arise as a result of the consummation of the transactions contemplated hereby shall be paid by Purchaser, and Purchaser shall indemnify and hold Seller and its Affiliates harmless from and against any such Transfer Taxes.

(e) Seller shall prepare, in consultation with Purchaser, a Balance Sheet of Transferred Assets and Transferred Liabilities (the “PRE-CLOSING BALANCE SHEET”) as of the close of business on the day immediately prior to the Closing Date (the “PRE-CLOSING BALANCE SHEET DATE”). Seller agrees to pay to Purchaser at the Closing, in immediately available funds, the excess amount, if any, of the amount of Deposit Liabilities assumed by Purchaser pursuant to paragraph (b) above as reflected by the Pre-Closing Balance Sheet, over the aggregate Purchase Price computed in accordance with paragraph (a) above, as reflected by the Pre-Closing Balance Sheet. Purchaser agrees to pay Seller at the Closing, in immediately available funds, the excess amount, if any, of the aggregate Purchase Price computed in accordance with paragraph (a) above, as reflected by the Pre-Closing Balance Sheet, over the amount of Deposit Liabilities assumed by Purchaser pursuant to paragraph (b) above as reflected by the Pre-Closing Balance Sheet. All amounts paid at the Closing shall be subject to subsequent adjustment based on the Post-Closing Balance Sheet.

(f) Seller and Purchaser agree to cooperate in good faith to determine a reasonable allocation of the total consideration paid for the Transferred Assets, as finally determined pursuant to Section 2.2 and Section 3.3, in accordance with Section 1060 of the Code. On or prior to the date ninety (90) days after the Closing Date, Purchaser shall provide to Seller Purchaser’s proposed allocation of the total consideration paid for the Transferred Assets. Within thirty (30) days after the receipt of such proposed allocation, Seller shall propose to Purchaser any changes to such allocation in writing or otherwise shall be deemed to have agreed with such allocation. Seller and Purchaser shall cooperate in good faith to mutually agree to such allocation and shall reduce such agreement to writing, including jointly and properly executing completed Internal Revenue Service Form 8594, and any other forms or statements required by the Code (or state or local Tax law), Treasury Regulations or the Internal Revenue Service or other Governmental Authority, together with any and all attachments required to be filed therewith. Seller and Purchaser shall file timely any such forms and statements with the Internal Revenue Service or other Governmental Authority. In the event that Seller objects to Purchaser’s proposed allocation in writing within such thirty (30) day period and Purchaser and Seller are unable to reach an agreement within thirty (30) days after Purchaser’s receipt of such written objection, the dispute shall be referred to a nationally recognized accounting firm mutually acceptable to Seller and Purchaser for resolution, and the determination of such firm shall be binding upon Seller and Purchaser and their respective Affiliates and shall constitute the agreed allocation, with Seller and Purchaser each bearing one-half of the costs, fees and expenses of such firm. The agreed allocation shall be appropriately adjusted to take into account any subsequent payments under this Agreement and any other subsequent events required to be taken into account under Section 1060 of the Code. Seller and Purchaser shall not file any Tax Return or other documents or otherwise take any position with respect to Taxes that is inconsistent with the allocation determined pursuant to this Section 2.2(f); provided, however, that neither Seller nor Purchaser shall be obligated to litigate any challenge to such allocation by any Governmental Authority. Seller and Purchaser shall promptly inform one another of any challenge by any Governmental Authority to any allocation made pursuant to this Section 2.2(f) and agree to consult with and keep one another informed with respect to the state of, and any discussion, proposal or submission with respect to, such challenge.

SECTION 2.3. Proration; Other Closing Date Adjustments.

(a) Except as otherwise specifically provided in this Agreement, it is the intention of the parties that Seller shall operate the Branch Banking Operations, hold the Transferred Assets and retain the Transferred Liabilities for its own account until the Effective Time, and the Branch Banking Operations shall be operated, the Transferred Assets shall be held and the Transferred Liabilities shall be assumed for Purchaser’s account as of and after the Effective Time. Thus, except as otherwise expressly provided in this Agreement, items of income and expense, as defined herein, shall be prorated as of the Effective Time, and settled between Seller and Purchaser on and as of the Closing Date, whether or not such adjustment would normally be made as of such time. Items of proration will be handled at Closing as an adjustment to the Purchase Price unless otherwise agreed by the parties hereto. In furtherance of the foregoing, Purchaser shall promptly forward to Seller complete and accurate copies of all invoices, billing statements and similar documents received by Purchaser after the Effective Time and relating to the Branch Banking Operations conducted prior to the Effective Time, and Seller shall promptly forward to Purchaser complete and accurate copies of all invoices and billing statements received by Seller relating to the Branch Banking Operations conducted after the Effective Time. To the extent the exact amounts of any real or personal property Taxes or other items to be prorated are not known on the Closing Date, the parties shall make reasonable estimates of such Taxes or other items for purposes of making prorations at Closing and shall thereafter adjust the prorations as promptly as practicable after such exact amounts are finally ascertained.

(b) For purposes hereof, items of proration and other adjustments shall include: (1) rental payments under the Branch Lease; (2) personal and real property Taxes and assessments arising from the Leased Premises or otherwise from the Branch Banking Operations (determined by assuming that the taxable year or period ended at the Effective Time); (3) FDIC deposit insurance assessments; and (4) prepaid expenses and items and accrued but unpaid liabilities a portion of which is attributable to periods after the Effective Time (it being understood that Purchaser shall have no liability for any accrued but unpaid liabilities attributable to Excluded Assets or Excluded Liabilities).

SECTION 2.4. Environmental Matters.

Seller has made available to Purchaser complete and accurate copies of all environmental studies, reports and audits in Seller’s or its Affiliates’ possession related to the Leased Premises (the “EXISTING ENVIRONMENTAL REPORTS”).

SECTION 2.5. Assumed Contracts.

Attached as Schedule 2.5 is a list of all service or similar contracts in effect as of the date hereof that exclusively relate to the Leased Premises or the Branch Banking Operations subject hereto that are being assumed by Purchaser (and that are capable of assignment in connection herewith) (“ASSUMED CONTRACTS”). Subject to the proration requirements of Section 2.3, Purchaser shall assume all such Assumed Contracts as of the Effective Time.

SECTION 2.6. Books and Records.

(a) On the Closing Date, Seller shall deliver to Purchaser all files, documents and records in Seller’s possession that pertain to the Transferred Assets and Transferred Liabilities and are utilized by Seller to administer, monitor, evidence or record information respecting the business or conduct of the Branch Banking Operations, including all such files, documents and records maintained on electronic or magnetic media in the electronic data base system of Seller that are reasonably accessible on a branch-by-branch basis, and, to the extent permitted by law, including copies of all personnel files relating to the Hired Employees and, to the extent permitted by law, including all look back records related to the Assumed Deposits and Purchased Loans, all records related to Bank Secrecy Act and anti-money laundering monitoring and records relating to the Bank Secrecy Act and anti-money laundering tool, Yellow Hammer, and its related records. If any personnel file, or portion thereof, relating to any such employee is not permitted by law to be transferred pursuant to the immediately preceding sentence, Seller shall promptly advise Purchaser of such prohibition and, notwithstanding anything to the contrary set forth herein, if any Hired Employee executes a waiver mutually reasonably satisfactory to Seller and Purchaser authorizing such delivery, Seller shall promptly provide copies of the entire personnel file applicable to such employee. Following the Closing Date, Seller shall preserve and safely keep all files not transferred to Purchaser related to the Transferred Assets and Transferred Liabilities for as long as may be required by applicable law. Following Closing, upon receipt of a written request from Purchaser, Seller shall provide research and account history services related to any such records for the Purchaser and shall provide to Purchaser an account history on tape with respect to any Assumed Deposits, Transferred Assets, and Transferred Liabilities. At Purchaser’s expense, Seller shall promptly provide such copies of such files, documents and records relating to the Transferred Assets and Transferred Liabilities in its possession as Purchaser shall reasonably request. Purchaser agrees, at Seller’s expense, to return to Seller all files, documents and records contained on any Leased Premises that, to Purchaser’s knowledge, do not relate to the Transferred Assets and Transferred Liabilities.

(b) As to any file, document, or record, as of the time of transfer and until any return thereof to Seller, Purchaser shall become responsible for maintaining such file, document or record transferred to it pursuant hereto. Purchaser will preserve and hold such files, documents and records in safekeeping as required by applicable law and in accordance with Purchaser’s customary practices.

(c) After the Effective Time, Purchaser will permit Seller and its representatives, at reasonable times and upon reasonable written notice, at Seller’s sole cost and expense except as set forth in Section 2.6(d), to examine, inspect, copy and reproduce any such files, documents or records, and to access any Employees that may then be employed by Purchaser, to the extent reasonably required in connection with any third party claim, action, litigation or other proceeding involving Seller or its Affiliates or in connection with any legal obligation owed by Seller or its Affiliates to any present or former depositor or other customer or any Governmental Authority, including for purposes of preparing regulatory reports and returns and Tax Returns. After the Effective Time, Seller will permit Purchaser and its representatives, at reasonable times and upon reasonable notice, at Purchaser’s sole cost and expense except as set forth in Section 2.6(d), to examine, inspect, copy and reproduce files, documents or records retained by Seller or its Affiliates regarding the Transferred Assets and Transferred Liabilities to the extent reasonably required in connection with any third party claim, action, litigation or other proceeding involving Purchaser or its Affiliates or in connection with any legal obligation owed by Purchaser or its Affiliates to any present or former depositor or other customer or any Governmental Authority, including for purposes of preparing regulatory reports and returns and Tax Returns.

(d) For a period of six (6) months after the Effective Time, the party providing copies of records hereunder shall do so without charge, and thereafter it may charge its customary rate for providing such copies.

ARTICLE III

CLOSING AND EFFECTIVE TIME

SECTION 3.1. Effective Time.

The purchase of the Transferred Assets and assumption of Transferred Liabilities provided for in this Agreement, shall occur at a closing (the “CLOSING”) to be held at the offices of Stevens & Lee at the firm’s Philadelphia office, at 10:00 a.m., local time, or at such other time, place, and manner as the parties shall mutually agree, on a date to be mutually agreed upon between the parties, which date shall occur within fifteen (15) days following the date on which all conditions set forth in Article IX and Article X (other than those conditions that by their nature are to be satisfied at the Closing) are satisfied or, where legally permitted, waived. The effective time (the “EFFECTIVE TIME”) shall be the close of business at the Branch on the day on which the Closing occurs (the “CLOSING DATE”). It is the intent of the parties to schedule the Closing on a Friday, after processing Thursday night’s business. Seller and its vendors/suppliers will coordinate with Purchaser and its vendors/suppliers to the transfer of all account data, history and needed data processing files with respect to the Transferred Assets and Transferred Liabilities from Seller on Friday to facilitate the conversion of customer account and transaction information from Seller’s computer system to the Purchaser’s computer system (the “CONVERSION”). Unless the parties otherwise agree, the Closing Date shall be on a Friday, the Conversion will be performed on the weekend immediately following the Closing Date and will be completed prior to the opening of business on the following Monday (or next business day if Monday is a holiday).

SECTION 3.2. Closing.

(a) All actions taken and documents delivered at the Closing shall be deemed to have been taken and executed simultaneously, and no action shall be deemed taken nor any document delivered until all have been taken and delivered.

(b) At the Closing, subject to all the terms and conditions hereof, including receipt of all consents and approvals hereunder, Seller shall execute and deliver to Purchaser the following:

(1) a Bill of Sale, in substantially the form attached hereto as Exhibit 3.2(b)(1), transferring to Purchaser all of Seller’s interest in the Personal Property and the Coins and Currency;

(2) an Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit 3.2(b)(2), with respect to the Transferred Liabilities (“ASSIGNMENT AND ASSUMPTION AGREEMENT”);

(3) an Assignment and Assumption of Lease executed by Seller, in substantially the form attached hereto as Exhibit 3.2(b)(3), assigning Seller’s interest in the Branch Lease and pursuant to which Purchaser shall assume the Branch Lease (“ASSIGNMENT AND ASSUMPTION OF LEASE”);

(4) [intentionally omitted];

(5) subject to the provisions of Section 8.8, the Landlord Consent;

(6) an estoppel certificate executed by the lessor of the Leased Premises, to the extent Seller can obtain such certificate using commercially reasonable efforts;

(7) a certificate of a proper officer of Seller, dated as of the Closing Date, certifying as to the satisfaction of the conditions set forth in Section 9.1 and Section 9.2 (provided that in the event that Purchaser has waived any of such conditions pursuant to this Agreement, such certificate need only address such matters as have not been waived under the terms hereof);

(8) a Closing Statement using amounts shown on the Pre-Closing Balance Sheet, substantially in the form attached hereto as Exhibit 3.2(b)(8) (the “CLOSING STATEMENT”);

(9) a certification of Seller, meeting the requirements of Treasury Regulations Section 1.1445-2(b)(2), certifying that Seller is not a “foreign person” as defined in the federal Foreign Investment in Real Property Tax Act of 1980, which certification shall be substantially in the form of the sample certification set forth in Treasury Regulations Section 1.1445-2(b)(2)(iii)(B), and customary certificates and affidavits as reasonably requested by the First American Title Insurance Company (or such other title company as may be reasonably acceptable to Purchaser);

(10) immediately available funds in the net amount shown as owing to Purchaser by Seller on the Closing Statement, if any;

(11) a limited power of attorney to allow Purchaser, in the name of Seller, to effect transfers of Transferred Assets after the Closing, which shall be in substantially the form attached hereto as Exhibit 3.2(b)(11);

(12) the resignation of Seller as trustee or custodian, as applicable, with respect to each IRA or Keogh Plan deposit account included in the Transferred Liabilities and the designation of Purchaser as successor trustee or custodian with respect thereto; and

(13) such certificates and other documents as the parties determine to be reasonably necessary in connection with the consummation of the transactions contemplated hereby and that do not alter the parties’ respective obligations or liability hereunder.

(c) At the Closing, subject to all the terms and conditions hereof, Purchaser shall execute and deliver to Seller:

(1) the Assignment and Assumption Agreement;

(2) the Assignment and Assumption of Lease;

(3) [intentionally omitted];

(4) a certificate and receipt acknowledging the delivery and receipt of possession of the Transferred Assets and records referred to in this Agreement;

(5) immediately available funds in the net amount shown as owing to Seller by Purchaser on the Closing Statement, if any;

(6) a certificate of a proper officer of Purchaser, dated as of the Closing Date, certifying as to the satisfaction of the conditions set forth in Section 10.1 and Section 10.2;

(7) Purchaser’s acceptance of its appointment as successor trustee or custodian, as applicable, as of the Effective Time, of the IRA and Keogh Plan deposit accounts included in the Transferred Liabilities and its assumption of the fiduciary obligations of the trustee or custodian with respect thereto; and

(8) such certificates and other documents as the parties determine to be reasonably necessary in connection with the consummation of the transactions contemplated hereby and that do not alter the parties’ respective obligations or liability hereunder.

SECTION 3.3. Post Closing Adjustments.

(a) (i) Seller shall provide to Purchaser a Balance Sheet of Transferred Assets and Transferred Liabilities on the day immediately following the Closing Date which provides the actual Closing Date balances (“CLOSING DATE BALANCE SHEET”), and reflects any loan and deposit activities through the Effective Time. On the first business day following the Effective Time, Seller and Purchaser shall transfer any necessary funds to reflect any loan and deposit activities through the Effective Time. (ii) Not later than the close of business on the twentieth (20th ) day after the Effective Time (such actual date of delivery, the “POST-CLOSING BALANCE SHEET DELIVERY DATE”), Purchaser shall deliver to Seller a Balance Sheet of Transferred Assets and Transferred Liabilities dated as of the Effective Time (the “POST-CLOSING BALANCE SHEET”), together with a copy of Purchaser’s calculation of the Purchase Price as adjusted hereunder and the amounts payable thereunder. Purchaser shall afford Seller and its accountants and attorneys the opportunity to review all work papers and documentation used by Purchaser in preparing the Post-Closing Balance Sheet.

(b) Except as otherwise expressly provided herein, the determination of the Post-Closing Balance Sheet shall be final and binding on the parties hereto unless within thirty (30) days after receipt by Seller of the Post-Closing Balance Sheet, Seller shall notify Purchaser in writing of its disagreement with any amount included therein or omitted therefrom, in which case, if the parties are unable to resolve the disputed items within ten (10) Business Days after the receipt by

Purchaser of notice of such disagreement, such items shall be determined by a nationally-recognized independent accounting firm selected by mutual agreement between Seller and Purchaser. Such accounting firm shall be instructed to resolve the disputed items within ten (10) Business Days of engagement, to the extent reasonably practicable. The determination of such accounting firm shall be final and binding on the parties hereto. The fees of any such accounting firm shall be divided equally between Seller and Purchaser.

(c) Not later than the close of business on the second (2nd) Business Day following the determination of the Post-Closing Balance Sheet (the “ADJUSTMENT PAYMENT DATE”), Seller and Purchaser shall effect the transfer of any funds as may be necessary to reflect changes in such assets and liabilities between the Closing Date Balance Sheet and the Post-Closing Balance Sheet and resulting changes in the Purchase Price, together with interest thereon computed from the Effective Time up to but not including the Adjustment Payment Date at the applicable Federal Funds Rate.

(d) Notwithstanding the foregoing provisions of this Section 3.3, if at any time within ninety (90) days after the Post-Closing Balance Sheet Delivery Date either party discovers an error in the calculation of the Post-Closing Balance Sheet that resulted in the Purchase Price actually paid, as adjusted pursuant to this Section 3.3 (“ORIGINAL PRICE”), being at least $50,000, individually or in the aggregate with all such errors, more or less than the Purchase Price would have been but for such error (“REVISED PRICE”), and notifies the other party thereof, the parties agree to cooperate in good faith to correct the error. If the parties disagree on the existence or magnitude of an error within ten (10) Business Days after notice thereof, such matter shall be resolved by an independent accounting firm in the same manner as described above for resolving disputed items. Upon the determination of the Revised Price, the appropriate party shall pay an amount to the other that is the difference between the amount actually paid by such party pursuant to Section 2.2, as adjusted pursuant to the other paragraphs of this Section 3.3, and the amount that such party would have paid to the other if the Original Price had been equal to the Revised Price, together with interest thereon computed from the Effective Time up to but not including the Adjustment Payment Date at the applicable Federal Funds Rate.

ARTICLE IV

TRANSITIONAL MATTERS

SECTION 4.1. General.

(a) Seller shall assist Purchaser, in ways to be mutually agreed upon, in preparing for the Conversion. Not later than forty-five (45) days after the date of this Agreement, Seller shall deliver to Purchaser, at Seller’s sole cost and expense, such data files and other conversion files as may be reasonably requested by Purchaser and its vendors. From time to time prior to the Closing, after Purchaser has tested and confirmed the conversion sample files, Purchaser may request and Seller shall provide reasonable additional file-related information, including, to the extent permitted by law, complete name and address, account master file, ATM account number information, applicable transaction and stop/hold/caution information, account-to-account relationship information and any other related information with respect to the Assumed Deposits and Purchased Loans. Seller, at its sole cost and expense, shall hire Jack Henry (or another mutually acceptable consultant) to assist Purchaser and Seller. Purchaser and Seller will each identify within fifteen (15) calendar days after the date hereof, one of their respective senior level salaried personnel (or another qualified consultant acceptable to Purchaser who is familiar with Seller’s system) that possesses the necessary expertise and experience to assist the other party on the transition matters set forth herein (the “CONVERSION CONTACT PERSON”) as the dedicated point of contact for the other party to accomplish the transition matters set forth herein in a timely and efficient manner. Seller and its vendors will cooperate with Purchaser and its vendors on all Conversion, closing and trailing period matters and will make available at Purchaser’s request during the period from the identification of such Conversion Contact Person until the Closing Date experienced technical personnel to support the planning and implementation or the data conversion, including data mapping, data validation and other conversion or closing activities.

(b) Within 14 days following the execution of this Agreement, Purchaser and Seller shall meet to formulate a conversion plan. Commencing promptly following the date hereof, appropriate personnel of Seller and Purchaser shall meet at least monthly to discuss all actions as are necessary to implement operational aspects of the Conversion and Closing, including interim reporting, handling and settlement of the following, as applicable: checks on deposit accounts and home equity line of credit accounts, loan payments, direct deposits and direct debits through ACH or otherwise, point of sale transactions, chargebacks, compliance issues, ATM transactions, error resolution matters pursuant to Regulations E and Z promulgated by the Board of Governors of the Federal Reserve System, miscellaneous account adjustments, daily settlement, and other settlement and transition items. Seller shall provide to Purchaser on a monthly basis reports reflecting all new or modified loans and Letters of Credit, any upgrades or downgrades of Purchased Loans and delinquencies on the Purchased Loans.

(c) In furtherance of the foregoing, appropriate personnel of Seller and Purchaser shall meet to discuss implementation of the Conversion including with respect to mutually acceptable transaction settlement procedures and specifications, files (including conversion sample files) and schedules for the transfer of data processing responsibilities relating to the Transferred Assets and Transferred Liabilities from Seller to Purchaser, to be effective as of the Closing Date. Purchaser will direct the activities related to product mapping, data validation, and the creation of all conversion programs and procedures, and Seller will provide full access to qualified personnel as described above.

(d) Not later than sixty (60) days prior to the anticipated Closing Date, Seller shall make available to Purchaser (1) a complete and accurate list of all applicable customer routing and transit numbers and account numbers with respect to the Purchased Loans and Assumed Deposits, (2) files of all applicable customer signature cards that Seller has with respect to the Assumed Deposits and all related special instructions, and (3) names, addresses and account information on all products related to the Assumed Deposits, including cash management services, internet banking, remote deposit capture, telephone bill payments, online banking payroll customers and account analysis.

(e) On the date that is 30 days after the date of this Agreement as of the last day of each month thereafter between signing and closing, Seller shall provide an updated Schedule I (Assumed Deposits) and Schedule 2.1(a)(4) (Purchased Loans) to reflect all changes occurring through such date. In addition, Seller shall provide information on such dates with respect to all new Deposits and all new loans in order to allow Purchaser to evaluate such new Deposits and Loans for inclusion or exclusion from the applicable schedules.

SECTION 4.2. Notices to Customers and Others.

Not later than forty five (45) days prior to the anticipated Closing Date (or such other time as may be required by law), Seller and Purchaser shall jointly, at Purchaser’s expense, notify customers with Assumed Deposits that, subject to the terms and conditions hereof, Purchaser will be assuming the Deposit Liabilities, and Seller and Purchaser shall join in providing, where appropriate, all notices to affected customers of the Branch and all other Persons as Seller or Purchaser, as the case may be, is or are required to give under applicable law or the terms of any agreements between Seller and any customer in connection with the transactions contemplated hereby. The form and content of such notice shall be prepared by Purchaser and shall be subject to the reasonable review and comment of Seller. Following a date not earlier than thirty (30) days prior to the Closing Date anticipated by the parties, or such earlier date to which the parties shall agree, Purchaser may communicate with and deliver information to depositors and other affected customers concerning this Agreement and the business of Purchaser. The form and content of such communications shall be subject to the review and reasonable approval of Seller. Upon request by Purchaser, Seller will (i) provide reasonable assistance to Purchaser in mailing or causing to be mailed such communications, and (ii) provide a mailing list of all Assumed Deposits and Purchased Loans, at Purchaser’s expense.

SECTION 4.3. Direct Deposits.

Seller shall transfer to Purchaser not later than the Closing Date all of those Automated Clearing House (“ACH”) and FedWire direct deposit arrangements related (by agreement or other standing arrangement) to the Assumed Deposits. As soon as practicable after the receipt of all Regulatory Approvals (except for the expiration of statutory waiting periods), Seller will deliver to Purchaser a listing in such format as may be reasonably requested by the Purchaser of all such direct deposit records. In connection with their respective obligations under Section 4.1, Purchaser and Seller shall cooperate in good faith (a) to determine the method and timing for remitting to Purchaser and settling ACH direct deposits and FedWire direct deposits relating to accounts constituting Assumed Deposits, as well as such other matters relating thereto as may be necessary or advisable for purposes of assuring an orderly transition of ownership of the Deposit Liabilities to Purchaser hereunder and (b) to determine the method and timing for remitting to Seller and settling ACH direct deposits and FedWire direct deposits relating to deposit accounts of Seller that are not Assumed Deposits, but which transactions are nonetheless routed to Purchaser as a result of the transfer to Purchaser of the routing and transit numbers or for other reasons, as well as such other matters relating thereto as may be necessary or advisable for purposes of assuring the orderly processing of transactions routed to Purchaser that relate to deposit accounts of Seller that are not Assumed Deposits.

SECTION 4.4. Direct Debit.

As soon as practicable after the receipt of all Regulatory Approvals (except for the expiration of statutory waiting periods), and after the provision of the notice to depositors contemplated by Section 4.2, Purchaser will send appropriate notice to all customers having accounts constituting Assumed Deposits the terms of which provide for direct debit of such accounts by third parties, instructing such customers concerning transfer of customer direct debit authorizations from Seller to Purchaser. Seller shall cooperate in soliciting the transfer of such authorizations. Such notice shall be in a form reasonably agreed to by the parties acting in good faith. In connection with their respective obligations under Section 4.1, Purchaser and Seller shall cooperate in good faith (a) to determine the method and timing for forwarding to Purchaser and settling all direct debits relating to accounts constituting Assumed Deposits, as well as such other matters relating thereto as may be necessary or advisable for purposes of assuring an orderly transition of ownership of the Deposit Liabilities to Purchaser hereunder and (b) to determine the method and timing for forwarding to Seller and settling all direct debits relating to deposit accounts of Seller that are not Assumed Deposits, but which transactions are nonetheless routed to Purchaser as a result of the transfer to Purchaser of the routing and transit numbers or for other reasons, as well as such other matters relating thereto as may be necessary or advisable for purposes of assuring the orderly processing of transactions routed to Purchaser that relate to deposit accounts of Seller that are not Deposits.

SECTION 4.5. Interest Reporting and Withholding.

(a) Unless otherwise agreed to by the parties, Seller will report to applicable Tax authorities and holders of Assumed Deposits, with respect to the period from January 1 of the year in which the Closing occurs through the Closing Date, all interest (including for purposes hereof dividends and other distributions with respect to money market accounts) credited to, withheld from and any early withdrawal penalties imposed upon the Assumed Deposits. Purchaser will report to the applicable Tax authorities and holders of Assumed Deposits, with respect to all periods from the day after the Closing Date, all such interest credited to, withheld from and early withdrawal penalties imposed upon such Assumed Deposits. Any amounts required by any Governmental Authority to be withheld from any of the Assumed Deposits through the Closing Date will be withheld by Seller in accordance with applicable law or appropriate notice from any Governmental Authority and will be remitted by Seller to the appropriate agency on or prior to the applicable due date. Any such withholding required to be made subsequent to the Closing Date shall be withheld by Purchaser in accordance with applicable law or the appropriate notice from any Governmental Authority and will be remitted by Purchaser to the appropriate agency on or prior to the applicable due date. Promptly after the Closing Date, but in no event later than the date Purchaser is obligated to remit such amounts to the applicable Governmental Authority, Seller will pay to Purchaser that portion of any sums theretofore withheld by Seller from any Assumed Deposits that are required to be remitted by Purchaser pursuant to the foregoing and shall directly remit to the applicable Governmental Authority that portion of any such sums that are required to be remitted by Seller.

(b) Unless otherwise agreed by the parties, Seller shall be responsible for delivering to payees all Internal Revenue Service notices with respect to information reporting and tax identification numbers required to be delivered through the Closing Date with respect to the Assumed Deposits, and Purchaser shall be responsible for delivering to payees all such notices required to be delivered following the Closing Date with respect to the Assumed Deposits. Purchaser and Seller shall, prior to the Closing Date, consult and Seller shall take reasonable actions as are necessary to permit Purchaser timely to deliver such Internal Revenue Service notices required to be delivered following the Closing Date.

(c) Unless otherwise agreed by the parties, Seller will make all required reports to applicable Tax authorities and to obligors on Purchased Loans, with respect to the period from January 1 of the year in which the Closing occurs through the Closing Date, concerning all interest and points received by Seller. Purchaser will make all required reports to applicable Tax authorities and to obligors on Purchased Loans, with respect to all periods from and after the day after the Closing Date, concerning all such interest and points received.

SECTION 4.6. ATM/Debit Cards.

Seller will (or will authorize Jack Henry to) provide Purchaser with a list of ATM access/debit cards (including any point-of-sale cards) issued by Seller to depositors of any Assumed Deposits, and all data processing records in a format specified by Purchaser. Files shall contain all addresses therefor and all related information required to support an automated conversion, in each case in sufficient time for the Conversion and card reissue. At the Closing, Seller will provide Purchaser with a revised data processing record through the Closing, and, within thirty (30) days prior to the Closing Date anticipated by the parties, all customer PINs or algorithms or logic used to generate PINs. At least ten (10) calendar days prior to the Closing Date, Seller shall notify holders of ATM access/debit cards relating to Assumed Deposits that all such cards issued by the Seller will be void as of the Closing Date, and at least five (5) days prior to the Closing Date, Purchaser will provide each holder of an ATM access/debit card issued by Seller relating to an Assumed Deposit with a new Purchaser ATM access/debit card, with instructions to utilize Purchaser’s ATM access/debit card as of the Closing Date, and at least fifty (50) checks on forms of Purchaser, with instructions to utilize Purchaser’s checks and to destroy unused checks of Seller as of the Closing Date. Seller and Purchaser will cooperate to coordinate these communications.

SECTION 4.7. Leasing of Personal Property and Branch.

Seller shall take such actions as may be mutually agreed with Purchaser with respect to any Personal Property Lease or the Branch Lease that is currently in effect but that would otherwise expire on or prior to the Closing (including renewing or extending such Personal Property Lease or the Branch Lease on such terms and conditions as Seller and Purchaser may mutually agree). In the event that Seller and Purchaser are unable to reach agreement pursuant to the preceding sentence with respect to any Personal Property Lease or the Branch Lease, Seller shall use reasonable best efforts to renew or extend on a month-to-month basis any such Personal Property Lease or the Branch Lease; provided, however, that no such renewal or extension shall be for a fixed term exceeding one year without the prior written consent of Purchaser, and Seller shall consult with Purchaser prior to renewing or extending the Branch Lease or any material Personal Property Lease. Seller shall not cancel, terminate or amend (other than as provided in the preceding sentence relating to extensions) any such Personal Property Lease or the Branch Lease without the prior written consent of Purchaser. Notwithstanding the foregoing, Seller shall use reasonable best efforts to amend any Personal Property Leases in order to transfer the related Personal Property to Purchaser pursuant to Article II if such amendment is required to effect such transfer.

SECTION 4.8. Notices to Obligors on Purchased Loans.

(a) Purchaser shall no later than fifteen (15) days prior to the anticipated Closing Date prepare and transmit, at Purchaser’s sole cost and expense, to each obligor on each Purchased Loan, a notice in a form satisfying all legal requirements to the effect that the Purchased Loan will be transferred to Purchaser. To the extent that Purchaser’s notice pursuant to the prior sentence shall be legally insufficient, Seller agrees, at Purchaser’s sole expense, to provide all Purchased Loan obligors with all required notices of the assignment and transfer of the Purchased Loans.

(b) To the extent that any of the Purchased Loans transferred from Seller to Purchaser involve a transfer of servicing as defined and governed by the Real Estate Settlement Procedure Act (12 U.S.C. Section 2601 et seq.), Seller and Purchaser will jointly coordinate any appropriate required customer notices.

SECTION 4.9. Loan Payments.

After the Effective Time, Seller shall forward to Purchaser any payments received by Seller with respect to the Purchased Loans within one Business Day after such payment is received by Seller. Seller shall forward such payment to Purchaser in the same form as received by Seller.

ARTICLE V

INDEMNIFICATION

SECTION 5.1. Seller’s Indemnification of Purchaser.

Subject to any limitations in this Section 5.1 and Section 5.4, Seller and its respective successors and assigns (it being understood and agreed that, in the event of a liquidation or dissolution of Seller, no Person shall be deemed to be a successor or assign of Seller solely as a result of such Person’s status as a stockholder of Seller) shall indemnify, hold harmless, and defend Purchaser and its representatives, controlling persons and Affiliates from and against any Losses arising out of or relating to (a) any breach by Seller of any of its covenants or agreements contained herein, (b) any breach by Seller of any of its representations and warranties contained herein, (c) transactions or operations of the Branch Banking Operations on or before the Effective Time, or (d) any Excluded Liabilities.

SECTION 5.2. Purchaser’s Indemnification of Seller.

Purchaser and its successors and assigns shall indemnify, hold harmless, and defend Seller and its representatives, controlling persons and Affiliates from and against any Losses arising out of or relating to (a) any breach by Purchaser of any of its covenants or agreements contained herein, (b) any breach by Purchaser of any of its representations and warranties contained herein, or (c) actions or omissions of Purchaser occurring from and after the Effective Time in conducting the Branch Banking Operations or otherwise relating to the Transferred Assets or the Transferred Liabilities.

SECTION 5.3. Claims for Indemnity.

(a) A claim for indemnity shall be made by the claiming party at any time prior to the applicable Claim Limitation Anniversary by the giving of written notice thereof to the other party. Such written notice shall set forth in reasonable detail the basis upon which such claim for indemnity is made. In the event that any bona fide claim is made within such period, the indemnity relating to such claim shall survive until such claim is resolved. No claim for indemnity may be made at any time at or after the first anniversary of the Effective Time (excluding claims for indemnity with respect to (1) the representations and warranties contained in Section 6.3 or Section 7.3, which may be made until the sixth anniversary of the Effective Time, (2) the representations and warranties contained in Section 6.14, which may be made at any time up to the date ending thirty (30) days after the applicable statutes of limitations with respect thereto, and (3) Section 5.1(c), Section 5.1(d), or Section 5.2(c), which may be made at any time after the Effective Time), and no indemnity shall be available thereafter in accordance with the provisions of this Article V. The applicable claim limitation period, as provided in the preceding sentence, is hereby referred to as the “CLAIM LIMITATION ANNIVERSARY.”

(b) In the event that any Person or entity not a party hereto shall make any demand or claim or file or threaten to file any lawsuit, which demand, claim or lawsuit could result in any Loss to a party hereto of the kind for which such party is entitled to indemnification pursuant to Section 5.1 or 5.2, such indemnified party shall notify the indemnifying party of such demand, claim or lawsuit within twenty (20) days of such demand, claim, filing or threat; provided, however, that any failure by the indemnified party to so notify the indemnifying party shall not relieve the indemnifying party from its obligations hereunder, except to the extent that the indemnifying party is actually prejudiced by such failure to be given such notice. Following receipt of notice of a demand, claim or lawsuit, and unless counsel to the indemnified party shall have determined in good faith that the assumption of such defense by the indemnifying party would be inappropriate due to a conflict or potential conflict of interest or the availability of defenses not available to the indemnifying party, the indemnifying party shall have the option, at its cost and expense, to assume the defense of such matter and to retain counsel (not reasonably objected to by the indemnified party) to defend any such demand, claim or lawsuit, and the indemnifying party shall not be liable to the indemnified party for any fees of other counsel or any other expenses (except as expressly provided to the contrary herein) with respect to the defense of such claim or litigation, other than reasonable fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof. The indemnified party shall have the option of joining the defense of such demand, claim or lawsuit (which shall be at the cost and expense of the indemnified party unless (1) counsel to the indemnified party determines in good faith that joint representation would be inappropriate due to a conflict or potential conflict of interest or the availability of defenses not available to the indemnifying party or (2) the indemnifying party fails to assume the defense of such demand, claim or lawsuit within a reasonable period of time following written notice thereof) with counsel not reasonably objected to by the indemnifying party and counsel for each party shall, to the extent consistent with its professional responsibilities, cooperate with the other party and any counsel designated by that party. In effecting the settlement of any such demand, claim or lawsuit, the indemnifying party, or the indemnified party, as the case may be, shall act in good faith, shall consult with the other party and shall enter into only such settlement as the other party shall consent to, such consent not to be unreasonably withheld or delayed. An indemnifying party shall not be liable for any settlement not made in accordance with the preceding sentence.

SECTION 5.4. Limitations on Indemnification.

(a) Seller shall not be required to indemnify Purchaser unless the aggregate amount of all Losses incurred by Purchaser pursuant to Section 5.1 exceeds $100,000. Once such aggregate amount of Losses incurred by Purchaser exceeds $100,000, Purchaser shall thereupon be entitled to indemnification only for amounts in excess of such $100,000; provided, however, that the limitations contained in this sentence and the immediately preceding sentence shall not apply to any claim of common law fraud alleged to have been committed by or on behalf of Seller or an Affiliate thereof upon Purchaser or claims for indemnification relating to the breach of any representation or warranty contained in Section 6.14 or to any Transferred Liabilities or Excluded Liabilities, as applicable.

(b) Seller shall not be obligated to indemnify Purchaser for Losses that exceed $1,500,000 in the aggregate with all Losses asserted by such party; provided, however, that the limitations contained in this sentence shall not apply to any claim of common law fraud alleged to have been committed by or on behalf of Seller or an Affiliate thereof upon Purchaser or claims for indemnification for Excluded Liabilities.

(c) Following the Closing, the sole and exclusive remedy of the parties hereto with respect to any and all claims relating to the matters addressed in Section 5.1 or 5.2 (other than claims of common law fraud alleged to have been committed by or on behalf of the indemnifying party or an Affiliate thereof upon the indemnified party) shall be pursuant to the indemnification provisions set forth in this Article V; provided, however, that the parties may seek to enforce specifically this Agreement and the terms and conditions hereof.

(d) Nothing in this Article V shall affect the rights and remedies of Purchaser or Seller under Article IX or Article X with respect to any breach by the other of any of their covenants or agreements to be performed at or after the Effective Time.

SECTION 5.5. Treatment of Indemnification Payments.

Seller and Purchaser agree to treat any indemnification payment under this Article V as an adjustment of the consideration paid for the Transferred Assets for income Tax purposes.

SECTION 5.6. Escrow.

At Closing, Seller shall deposit $1,500,000 with JP Morgan as escrow agent (the “ESCROW AGENT”) pursuant to the terms of the Escrow Agreement attached hereto as Exhibit “B” (the “ESCROW AGREEMENT”) to support its obligations under Section 5.1 of this Agreement.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser as follows:

SECTION 6.1. Corporate Organization; Corporate Authority.

Seller is a state-chartered bank duly organized and validly existing under the laws of the State of Delaware. Seller has the corporate power and authority to carry on its respective businesses as currently conducted, to execute and deliver this Agreement and related documents and to effect the transactions contemplated hereby. No further corporate authorization is necessary for Seller to consummate the transactions contemplated hereby, except for receipt of the Stockholder Approval.

SECTION 6.2. No Violation.

Except as set forth in Schedule 6.2, assuming receipt of the required approvals referenced under Section 6.15 and the Stockholder Approval, neither the execution and delivery hereof, nor the consummation of the transactions contemplated herein, (a) will violate or conflict with (i) the Certificate of Incorporation or Bylaws of Seller or (ii) any of the leases constituting Transferred Assets (subject to obtaining all required landlord consents) or (b) will violate or conflict in any material respect with (i) any provision of any agreement or any other restriction of any kind to which Seller is a party or by which Seller, the Transferred Assets or the Transferred Liabilities are bound; (ii) any statute, law, decree, regulation, or order of any Governmental Authority applicable to Seller; or (iii) any provision that will result in a default under, or cause the acceleration of the maturity of, any obligations or loans to which Seller is a party. The affirmative vote of the holders of a majority of the outstanding shares of stock of the Seller entitled to vote is required to approve this Agreement

SECTION 6.3. Enforceable Agreement.

This Agreement has been duly executed and delivered by Seller, and upon execution and delivery by Purchaser, will be the legal, valid, and binding agreement of Seller, enforceable against Seller in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, or similar laws or judicial decisions relating to or affecting creditors’ rights generally or the rights of creditors, or of the FDIC as insurer, regulator, conservator, or receiver, of banks the accounts of which are insured by the FDIC in particular.

SECTION 6.4. No Brokers.

All negotiations relative hereto and the transactions contemplated hereby have been carried on by Seller and Purchaser, and there has been no participation or intervention by any other Person, firm or corporation employed or engaged by or on behalf of Seller in such a manner as to give rise to any valid claim against Seller or Purchaser for a brokerage commission, finder’s fee or like commission, except that Seller has engaged Griffin Financial Group, LLC and will be solely responsible for its fees and expenses.

SECTION 6.5. Personal Property.

Seller owns, and will convey to Purchaser at the Closing, all of Seller’s right, title, and interest to all of the Personal Property, which constitutes good title, free and clear of any mortgages, liens, security interests, pledges or encumbrances of any kind or nature (“LIENS”), other than any such Liens that are reflected in the Net Book Value of the Personal Property for purposes of Section 2.2. Except for the Excluded Assets, the Personal Property and other Transferred Assets constitute (or, in the case of the books and records, provide access to) all of the assets required to conduct the Branch Banking Operations in all material respects as presently conducted.

SECTION 6.6. Branch Lease and Leased Premises.

(a) Except for this Agreement, Seller has not entered into any agreement for the sale, transfer, assignment or other disposition of the Leased Premises or any interest therein.

(b) Other than the Assumed Contracts, Seller has not contracted for any services or made any commitments or obligations therefor that will become binding upon Purchaser with respect to the Leased Premises.

(c) The Branch Lease is a valid, binding, and existing lease that is in full force and effect and under which Seller, as lessee, is entitled to possession of the Leased Premises. Seller has made available to Purchaser a true and complete copy of the Branch Lease. The Branch Lease is not subject to any lease, mortgage, deed of trust or other lien or interest that would entitle the holder thereof to interfere materially with or disturb the lessee’s rights under the Branch Lease so long as the lessee is not in default under the Branch Lease beyond any applicable cure period. To Seller’s knowledge, no event or circumstance has occurred and is continuing that constitutes a default or would, with the lapse of time or receipt of notice or both, constitute a default under the Branch Lease. Subject to Seller’s obtaining any necessary landlord consents, the assignment of the Branch Lease will transfer to Purchaser all of Seller’s rights under the Branch Lease.

SECTION 6.7. Condition of Property.

To Seller’s knowledge, the Leased Premises (a) is in good operating condition and repair and, to Seller’s knowledge, structurally sound, with no material alterations or repairs being required thereto under applicable law or insurance company requirements, (b) consists of sufficient land and lawful means of access to permit the use thereof in the manner and for the purposes to which they are presently devoted, and (c) is otherwise suitable and sufficient in all material respects (whether physical, structural, legal, or otherwise, and including the import of relevant lease terms) for its current use, operation and occupancy. To Seller’s knowledge, there is no pending or threatened imposition of material assessments or Tax increases against the Leased Premises.

SECTION 6.8. Labor Matters; Employees.

(a) No Employee is a party to any collective bargaining agreement, contract or other agreement or understanding with a labor organization of any type, nor is Seller, with respect to any Employee, the subject of any material proceeding asserting it has committed an unfair labor practice in violation of the National Labor Relations Act or any other similar or comparable state law seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor to Seller’s knowledge is any such proceeding threatened, nor to Seller’s knowledge is there any strike or similar labor dispute by the Employees pending or threatened. Seller is unaware of any efforts during the past five years involving any Employee seeking to certify a collective bargaining unit or engaging in any other union organizational activity.

(b) Schedule 6.8 contains a complete and accurate list in all material respects (and Seller will deliver a revised Schedule 6.8 no fewer than five (5) Days prior to the Closing complete and accurate in all material respects) of all Employees, their date of commencement of employment, their positions, their business locations, their annual/ weekly/ hourly rates of compensation, average scheduled hours per week and their status as full or part-time and active or on leave. Schedule 6.8 sets forth a complete and accurate list of each Employee who is a party to any written employment, retention, severance or similar agreement with Seller, and Seller has made available true and complete copies of each such agreement. Schedule 6.8 lists and Seller has made available to Purchaser each employee benefit plan, program or other arrangement providing benefits to any Employee or any beneficiary or dependent thereof that is sponsored or maintained by Seller or any of its Affiliates or to which Seller or any of its Affiliates contributes or is obligated to contribute, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, agreement, program or policy (collectively, the “BENEFIT PLANS”). Except as set forth on Schedule 6.8 or any implied contract arising solely as a result of Delaware law, no Employee is a party to any individual contract, written or oral, express or implied, for the employment of such Employee or the provision of severance or change of control benefits. Except as set forth on Schedule 6.8, no Benefit Plan is a multiemployer plan with the meaning of Section 3(37) of ERISA.

(c) Except as set forth on Schedule 6.8, there are no material complaints, charges or claims against Seller pending or, to the knowledge of Seller, threatened in respect of Employees.

SECTION 6.9. Certain Contracts.

Each of the material Personal Property Leases and Assumed Contracts is valid and subsisting, in full force and effect, and Seller (and, to the knowledge of Seller, all other parties thereto) have performed in all material respects all obligations required to be performed by Seller (or, to the knowledge of Seller, such other party, as applicable) thereunder; and no condition exists that constitutes or, with notice, or lapse of time, or both, would constitute a default thereunder on the part of Seller, or, to the knowledge of Seller, on the part of any of the other parties to any thereof. True and complete copies of each Assumed Contract (including any addenda, annexes, attachments, exhibits, schedules or amendments thereto) have previously been made available to Purchaser.

SECTION 6.10. Purchased Loans.

(a) Seller has full power and authority to hold each Purchased Loan, and has good and marketable title to the Purchased Loans, free and clear of any Liens except for the Lien granted to the Federal Home Loan Bank of Pittsburgh, which lien shall be cleared at or prior to Closing. Seller is authorized to sell and assign the Purchased Loans to Purchaser and, upon assignment, Purchaser will have the rights of Seller with respect to the Purchased Loans in accordance with the terms and conditions thereof.

(b) Each Purchased Loan (such term to include, for purposes of this paragraph, the principal documents relating to such Purchased Loans, including notes, mortgages, security instruments, and guarantees) was (i) made for good, valuable and adequate consideration in the ordinary course of business of Seller, and (ii) originated and has been administered in conformity in all material respects with applicable laws and regulations. The principal balance of each Purchased Loan as shown on Seller’s books and records is true and correct as of the last day shown thereon. Seller has complied in all material respects with all of its obligations under the Purchased Loans and, to Seller’s knowledge, each Purchased Loan represents the valid and binding obligation of the obligor(s) thereunder, enforceable by the holder thereof in accordance with its terms, except as (1) the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, (2) the availability of equitable remedies may be limited by equitable principles of general applicability, and (3) such modifications to the terms thereof as may be required pursuant to the Soldiers and Sailors Relief Act of 1940, as amended. Except as disclosed on Schedule 6.10, Seller is the sole owner of each Purchased Loan and no participation therein has been sold. No Purchased Loan (i) has been pledged or encumbered except for the existing lien granted to the Federal Home Loan Bank of Pittsburgh, (ii) has been adversely classified in any regulatory examination or by Seller’s internal classification system, (iii) is more than 60 days past due, or (iv) has been restructured or is classified or is on nonaccrual.

(c) Each Purchased Loan that is secured by collateral is secured by a perfected mortgage or security interest in the collateral in favor of Seller as mortgagee or secured party. Except as set forth on Schedule 6.10, no collateral has been released from the lien granted to Seller, unless approved by Seller and documented in its files.

SECTION 6.11. Deposit Liabilities.

The Deposit Liabilities are insured by the FDIC to the fullest extent permitted by federal law and no action is pending or has been threatened by the FDIC against Seller with respect to the termination of such insurance, and all premiums and assessments required to be paid in connection therewith have been paid when due by Seller. The Deposit Liabilities were opened, extended or made, and have been maintained, in all material respects in accordance with all applicable federal and state laws, regulations, rules and orders. The Deposit Liabilities (a) are in all respects genuine and enforceable obligations of Seller, and (b) except as set forth in Schedule 6.11 were acquired in the ordinary course of Seller’s business. Seller has made available to Purchaser any material document setting forth the terms and agreements relating to the Deposit Liabilities. During the two (2) years preceding the date hereof, neither Seller nor any of its Affiliates has transferred or booked any material amount of deposit liabilities previously booked to a branch or business location of any Affiliate of Seller.

SECTION 6.12. Books, Records, Documentation, Etc.

The books and records being transferred to Purchaser hereunder are complete, correct and accurate in all material respects, have been maintained in a consistent and a customary manner, and are in material compliance with all applicable federal and state laws and regulations and customary banking practices. The deposit- and lending-related forms, notices, statements, and related documentation, as well as Seller’s policies, procedures, and practices with respect thereto, used in connection with the Branch Banking Operations comply in all material respects with applicable federal and state laws and regulations.

SECTION 6.13. Litigation and Regulatory Proceedings.

Except as set forth on Schedule 6.13 and processing in the ordinary course of regulatory applications contemplated by Section 6.15, there are no actions, causes of action, complaints, claims, suits or proceedings pending or, to Seller’s knowledge, threatened against Seller and affecting or relating to any of the Transferred Assets or Transferred Liabilities or that could reasonably be expected to have a Seller Material Adverse Effect, whether at law or in equity or before or by a Governmental Authority. No Governmental Authority has notified Seller that it would oppose or not approve or consent to the transactions contemplated hereby, and Seller knows of no reason (provided that Seller makes no representation or warranty with respect to any reason relating solely to Purchaser or its Affiliates) for any such opposition, disapproval or nonconsent. Except as set forth on Schedule 6.13, neither Seller nor any of its Affiliates is a party to any written order, decree, agreement or memorandum of understanding with, or commitment letter or similar submission to, any Governmental Authority charged with the supervision or regulation of depository institutions, nor has Seller been advised by any such agency or authority that it is contemplating issuing or requesting any such order, decree, agreement, memorandum of understanding, commitment letter or submission.

SECTION 6.14. Tax Matters.

Except as set forth on Schedule 6.14:

(a) Seller has filed all Tax Returns required to be filed relating to the ownership and operation of the Transferred Assets. All such Tax Returns were correct and complete in all material respects. All Taxes relating to the ownership and operation of the Transferred Assets owed by Seller (whether or not shown on any Tax Return) have been paid. Seller is not the beneficiary of any extension of time within which to file any Tax Return relating to the ownership and operation of the Transferred Assets. No claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns relating to the ownership and operation of the Transferred Assets that it is or may be subject to taxation by that jurisdiction. There are no security interests on any of the Transferred Assets of Seller that arose in connection with any failure (or alleged failure) to pay any Tax.

(b) Seller has withheld and paid all Taxes relating to the ownership and operation of the Transferred Assets required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, stockholder, or other third party through the Effective Time.

(c) There is no dispute or claim concerning any Tax Liability of Seller relating to the ownership and operation of the Transferred Assets either (1) claimed or raised by any authority in writing or (2) as to which any of Seller’s directors and officers (and Employees responsible for Tax Matters) has knowledge.

SECTION 6.15. Consents and Approvals.

Except for the Regulatory Approvals and third party consents set forth on Schedule 6.15, no consents, approvals, filings or registrations with any third party or any public body, agency or authority are required in connection with Seller’s consummation of the transactions contemplated hereby, other than any required lessor consents to the assignment of the Branch Lease and required consents to the assignment of the Assumed Contracts.

SECTION 6.16. Environmental Laws.

(a) Seller has made available to Purchaser true and complete copies of all Existing Environmental Reports. Except as disclosed on Schedule 6.16, (1) to Seller’s knowledge there are no violations of any Environmental Laws or any Environmental Liabilities or the presence (including in any underground or other storage tanks) of any Hazardous Substance on or under any Leased Premises, (2) to Seller’s knowledge, the Leased Premises are not subject to any Lien, court order, administrative order or decree, imposed by or arising under any Environmental Law, and there are no proceedings pending or threatened for the imposition of any Lien under, or alleging the violation of or any liability under, any Environmental Law, (3) Seller has complied and is now complying with, and to Seller’s knowledge each Leased Premises has been operated in accordance with, in all material respects, all Environmental Laws applicable to the Leased Premises, and (4) Seller has not received any notice from any person or Governmental Authority alleging that Seller or any Leased Premises is not in compliance with, or seeking to impose any liability under, any Environmental Law.

(b) To Seller’s knowledge, there are no present or past actions, activities, circumstances, events or incidents, including any storage or disposal, or release, discharge or emission, of Hazardous Substance, that could form the basis for assertion of any Environmental Liability with respect to any Leased Premises.

(c) To Seller’s knowledge, no Purchased Loan is secured by real property for which there is a threat of potential Environmental Liability that could reasonably be expected to exceed $50,000.

SECTION 6.17. Community Reinvestment Compliance.

As of the date hereof, Seller is in compliance in all material respects with the applicable provisions of the CRA and has received a CRA rating of “satisfactory” in its most recent exam under the CRA as of the date hereof.

SECTION 6.18. Deposit and Loan Data.

The amount, rate and accrued interest on Assumed Deposits and Purchased Loans as of January 31, 2012, and the past-due status of Purchased Loans as of January 31, 2012, and all other written or magnetically (or otherwise) recorded financial data and information, provided by, or to be provided by, Seller to Purchaser in connection with the transactions contemplated hereby was, or will be, complete and accurate in all material respects as of the date so provided based on Seller’s books and records and GAAP consistently applied.

SECTION 6.19. Compliance with Laws.

Except as disclosed on Schedule 6.19, since January 1, 2011, the Branch Banking Operations have been conducted by Seller in compliance in all material respects with all federal and state laws, regulations and ordinances applicable thereto.

SECTION 6.20. Absence of Certain Changes.

Since December 31, 2011, and except as set forth on Schedule 6.20, (a) there has not been any action taken of the type described in Section 8.3(b)(10) that, had such action occurred after the date hereof, would be in violation of such Section 8.3(b)(10), and (b) Purchased Loans have been made in a manner consistent with past practice as relates to the normal and customary credit standards and policies of Seller and (c) the overall status of the Purchased Loans that were outstanding as of January 31, 2012 as relates to credit quality does not differ in any material respect from such status as of such date.

SECTION 6.21. Solvency.

As of the date hereof, and immediately prior to and after giving effect to the consummation of the transactions contemplated hereby, including the transfer of the Transferred Assets and the Transferred Liabilities, Seller (i) owns assets the fair saleable value of which is (1) greater than the total amount of its liabilities (including the amount of any contingent liabilities estimated on a reasonable basis based on the probability of incurrence of such contingent liabilities and the magnitude of such contingent liabilities were they to be fully incurred, whether or not such contingent liabilities meet the criteria for accrual under GAAP) and (2) greater than the amount that will be required to pay the probable liabilities of Seller’s indebtedness as such becomes absolute and mature, (ii) has capital that is not unreasonably small in relation to Seller’s business as currently conducted, or as will be conducted after giving effect to the consummation of the transactions contemplated hereby, and (iii) will be able to pay its indebtedness and other liabilities (including the reasonably anticipated amount of subordinated, unmatured, unliquidated and contingent liabilities) as they become due.

SECTION 6.22. Opinion of Financial Advisor.

Seller has received the opinion, dated as of April 26, 2012, of Griffin Financial Group, LLC, to the effect that the consideration to be received by the Seller hereunder is fair, from a financial point of view, to Seller. Seller has delivered to Purchaser a true and complete copy of the opinion referenced in the preceding sentence.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

SECTION 7.1. Corporate Organization; Corporate Authority.

Purchaser is a bank and trust company duly organized and validly existing under the laws of the Commonwealth of Pennsylvania. Purchaser has the corporate power and authority to carry on the business being acquired, to assume the liabilities being transferred, to execute and deliver this Agreement and related documents and to effect the transactions contemplated herein and therein. No further corporate authorization is necessary for Purchaser to consummate the transactions contemplated hereby.

SECTION 7.2. No Violation.

Assuming receipt of the required approvals referenced under Section 7.4, neither the execution and delivery hereof, nor the consummation of the transactions contemplated herein will violate or conflict with (a) the Charter or Bylaws of Purchaser; (b) provision of any agreement or any other restriction of any kind to which Purchaser is a party or by which Purchaser is bound; (c) any statute, law, decree, regulation or order of any Governmental Authority applicable to Purchaser; or (d) any material provision that will result in a default under, or cause the acceleration of the maturity of, any obligations or loans to which Purchaser is a party, except, in the case of clauses (c) and (d) as would not have a Purchaser Material Adverse Effect.

SECTION 7.3. Enforceable Agreement.

This Agreement has been duly executed and delivered by Purchaser and, upon execution and delivery by Seller, will be the legal, valid, and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, or similar laws or judicial decisions relating to or affecting creditors’ rights generally or the rights of creditors, or of the FDIC as insurer, regulator, conservator, or receiver, of banks the accounts of which are insured by the FDIC in particular.

SECTION 7.4. Consents and Approvals.

Except for required regulatory approvals set forth on Schedule 7.4, no consents, approvals, filings or registrations with any third party or any public body, agency or authority are required of Purchaser in connection with Purchaser’s consummation of the transactions contemplated hereby, other than what may be required as a result of any facts or circumstances relating solely to Seller. Purchaser has no reason to believe that it will not be able to obtain all required regulatory approvals in a prompt and timely manner.

SECTION 7.5. Financing.

Purchaser will have not later than the Effective Time sufficient funds available to consummate the transactions contemplated hereby, including to make any payment pursuant to Section 2.2.

SECTION 7.6. No Brokers.

All negotiations relative hereto and the transactions contemplated hereby have been carried on by Seller and Purchaser, and there has been no participation or intervention by any other Person, firm or corporation employed or engaged by or on behalf of Purchaser in such a manner as to give rise to any valid claim against Seller for a brokerage commission, finder’s fee or like commission, except that Purchaser has engaged Keefe Bruyette & Woods and will be solely responsible for its fees and expenses.

SECTION 7.7. Litigation and Regulatory Proceedings.

Except as set forth on Schedule 7.7 and proceedings relating to matters contemplated by Section 7.4, there are no actions, causes of action, complaints, claims, suits or proceedings pending or, to Purchaser’s knowledge, threatened against Purchaser that would reasonably be expected to materially adversely affect Purchaser’s ability to timely perform its obligations hereunder or consummate the transactions contemplated hereby, whether at law or in equity or before or by a Governmental Authority. As of the date hereof, no Governmental Authority has notified Purchaser that it would oppose or not approve or consent to the transactions contemplated hereby and Purchaser knows of no reason (other than any reason relating to Seller and its Affiliates) for any such opposition, disapproval or nonconsent. Except as set forth on Schedule 7.7, neither Purchaser nor any of its Affiliates is a party to any written order, decree, agreement or memorandum of understanding with or commitment letter or similar submission to, any Governmental Authority charged with the supervision or regulation of depository institutions, in any case that would reasonably be expected to materially adversely affect Purchaser’s ability to timely perform its obligations hereunder.

SECTION 7.8. Community Reinvestment Compliance.

As of the date hereof except as would not have a Purchaser Material Adverse Effect, Purchaser is in compliance with the applicable provisions of the CRA and has received a CRA rating of no lower than “satisfactory” in its most recent exam under the CRA as of the date hereof.

ARTICLE VIII

OBLIGATIONS OF PARTIES PRIOR TO AND AFTER EFFECTIVE TIME

SECTION 8.1. Full Access.

(a) Until the Closing Date, Seller shall afford to the officers and representatives of Purchaser, upon reasonable prior notice, reasonable access during normal business hours of Seller to all properties, Employees, books, and records pertaining to the Branch Banking Operations, specifically including but not limited to all books and records relating to the Deposit Liabilities, the Purchased Loans, the Leased Premises and the Personal Property. In exercising its rights of access pursuant to the previous sentence, Purchaser will make reasonable efforts to minimize any disruption to Seller’s business activities and Seller’s relations with its customers. Seller will cooperate with Purchaser to the extent reasonably requested and to the extent permitted by law to provide Purchaser with information about Employees and a reasonable opportunity to meet with Employees. Nothing in this Section 8.1 shall require Seller to provide access to or disclose information where such access or disclosure would violate the rights of customers, result in the loss of any attorney-client privilege or contravene any law, rule, regulation, order, judgment or decree. The parties hereto shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Between the date hereof and the Closing Date, the parties shall meet on a regular basis (at least monthly) to discuss matters relating to the Branch Banking Operations (including credit quality and related issues), the Conversion, customer communications, employee matters and other issues relating to the Transferred Assets and Transferred Liabilities and the transactions contemplated hereby to the extent permitted by applicable law. In addition, Seller shall provide to Purchaser any monthly reports (to the extent permitted by applicable law) that Seller produces in the ordinary course of its business regarding the Purchased Loans and Deposits, including but not limited to Bank Secrecy Act and anti-money laundering monitoring reports, asset quality reports as to watch loans, past due reports, non-performing assets, charge-offs, risk rating distribution, portfolio growth, industry and product concentrations and composition, and changes to off-balance sheet exposures.

(c) Any information discovered, disclosed or revealed pursuant to Sections 2.4 or 8.2, Article IV or this Section 8.1, or otherwise disclosed in connection with entering into or performing the covenants and agreements contemplated hereby, shall be subject to the provisions of the Confidentiality Agreement.

SECTION 8.2. Application for Approval.

(a) As soon as reasonably practicable following the execution of this Agreement, Purchaser shall prepare and file applications and notices relating to the Regulatory Approvals. Purchaser agrees to process such applications as promptly as reasonably practicable and to provide Seller promptly with a copy of such applications as filed (except for any confidential portions thereof) and all material notices, orders, opinions, correspondence, and other documents with respect thereto, and to use its reasonable best efforts to obtain the Regulatory Approvals.

Purchaser shall promptly notify Seller upon receipt by Purchaser of notification that any application provided for hereunder has been accepted or denied. Seller shall provide all cooperation and information reasonably requested by Purchaser in connection with Purchaser’s obligations pursuant to this Section 8.2(a) and its compliance with the requirements of the applicable regulatory authorities.

(b) The parties shall (1) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry relating to the Regulatory Approvals, (2) subject to applicable law, permit the other party to review and comment on in advance, and consider in good faith the views of the other in connection with, any proposed written communication (or other correspondence or memoranda) between it and any Governmental Authority in connection with the pursuit of the Regulatory Approvals, including the applications referred to in Section 8.2(a), (3) promptly inform each other of and supply to such other party any communication (or other correspondence or memoranda) received by such party from, or given by such party to, the FRB, the FDIC or any other Governmental Authority, in each case regarding or potentially affecting any of the transactions contemplated hereby, and (4) consult with each other in advance of any meeting or conference with the FRB, the FDIC or any other Governmental Authority.

SECTION 8.3. Conduct of Business.

Except as expressly set forth herein or as may otherwise be agreed upon by Purchaser in writing, (a) Seller will continue to conduct the Branch Banking Operations (including Deposit and loan pricing) until the Closing in the ordinary course of business consistent with past practices, and (b) Seller shall not:

(1) increase or agree to increase, or enter into or modify any plans, practices or agreements with respect to, the salary, benefits, remuneration, severance or compensation of, or pay any bonus to, any Hired Employee (other than, following notice to Purchaser, (A) normal individual increases in salary, remuneration or compensation to Hired Employees in the ordinary course of business consistent with past practice, (B) increases or payments pursuant to agreements outstanding on the date hereof, including pursuant to any severance, retention or bonus program described on Schedule 6.8, (C) payment of a “stay bonus” to any Employee listed on Schedule 8.3(1), and (D) any other changes to the extent required by applicable law), or materially increase or materially decrease the number of Hired Employees;

(2) sell, transfer, assign, encumber or otherwise dispose of or enter into any contract, agreement or understanding to sell, transfer, assign, encumber or dispose of, or permit any Lien (except the existing lien granted to the Federal Home Loan Bank of Pittsburgh) to be created on, any of the Transferred Assets existing as of the date hereof;

(3) make or agree to make any material improvements to any Leased Premises, except with respect to commitments for such made prior to the date hereof and previously disclosed to Purchaser in writing and for normal maintenance or refurbishing made in the ordinary course of business consistent with past practice or as required by law;

(4) file any application or give any notice to relocate or close the Branch or the ATM located at the Branch or relocate or close or, absent an emergency situation requiring such action, suspend operations at the Branch or the ATM located at the Branch (in which event such suspension shall be permitted only for the duration of such emergency);

(5) subject to Section 4.7, except in the ordinary course of business consistent with past practice, amend, terminate or extend the Branch Lease, any Personal Property Lease, or any Assumed Contract without the prior written consent of Purchaser (other than any amendment to any Personal Property Lease or Assumed Contract required in order to transfer the related assets to Purchaser pursuant to Article II);

(6) take, or permit any Affiliate to take, any action impairing in any material respect Purchaser’s rights in any Deposit Liabilities or Transferred Assets or waive any material right, whether in equity or at law, that it has with respect to any Purchased Loan (other than collection and work-out procedures undertaken in all material respects in accordance with Seller’s normal and customary practices relating thereto);

(7) take, or permit any Affiliate to take, any action or fail to take, or permit any Affiliate to fail to take, any action that is intended to or is reasonably likely to cause any of the representations or warranties set forth in Article VI that is not qualified as to materiality or Seller Material Adverse Effect to be or become untrue in any material respect individually or in the aggregate, any of the representations or warranties set forth in Article VI that is qualified as to materiality or Seller Material Adverse Effect to be or become untrue in any respect, or any of the conditions set forth in Articles IX or X not to be satisfied;

(8) increase its pricing on Assumed Deposits such that its rates exceed by more than 25 basis points the average of the rates being paid by Purchaser and the respective peer groups of Seller and Purchaser in the greater Wilmington, Delaware and Philadelphia, Pennsylvania area (as such peer groups are defined on Schedule 8.3(b)(8); provided, however, that this Section 8.3 shall not be deemed to prohibit Seller from obtaining Deposits that are Brokered Deposits so long as such activity complies with all applicable law, regulation and regulatory guidance and does not prevent, impair or materially delay the completion of the transactions contemplated hereby or increase the likelihood that any condition to the parties’ obligations to consummate the transactions contemplated hereby will not be satisfied;

(9) fail to follow Seller’s normal and customary practices and procedures regarding loan pricing, underwriting and recognition of charge-offs in a manner consistent with past practice;

(10) except as set forth on Schedule 8.3(b)(10), make or approve any new loan that constitutes a Purchased Loan, or extend or renew any Purchased Loan, (A) the principal amount of which (together with any related commitments to extend credit) (i) is equal to or in excess of $1 million, if such loan, extension or renewal is a secured loan, or (ii) is equal to or in excess of $250,000 if such loan, extension or renewal is an unsecured loan, (B) which loan, extension or renewal is made to a small business customer, or (C) which loan extension, or renewal would be, if made as of the date hereof, classified as a high-loan-to-value home equity on Seller’s books;

(11) issue any Letter of Credit (A) with a commitment in excess of (i) $500,000 if any amounts drawn on such commitment are to be secured, or (ii) $250,000 if any amounts drawn on such commitment are not to be unsecured, or (B) to any obligor with respect to which is a small business customer; or

(12) agree with, or commit to, any Person to do any of the things described in the foregoing (1) through (11) except as expressly permitted hereunder.

SECTION 8.4. Solicitation of Customers by Purchaser Prior to Closing.

At any time prior to the Closing Date, Purchaser will not, and will not permit any of its Affiliates, if any, to conduct any mass marketing that is specifically targeted to induce customers whose Deposit Liabilities are to be assumed or whose Purchased Loans are to be acquired by Purchaser pursuant hereto to discontinue or limit their account relationships with Seller or to conduct any media or customer solicitation activities outside of the ordinary course of business of Purchaser, consistent with past practice, that are specifically targeted to induce any such customers to discontinue or limit any such relationships, it being understood and agreed that the foregoing is not intended to prohibit general advertising or solicitations directed to the public generally or other similar activities conducted in the ordinary course of business of Purchaser.

SECTION 8.5. No Solicitation by Seller and Its Affiliates.

For a period of three (3) years following the Effective Time, Seller and its Affiliates will not, directly or indirectly, (a) establish or conduct a branch deposit and loan business, or other commercial or retail banking business, in Delaware or Pennsylvania; provided, however, that this Section 8.5(a) shall not apply to the continued conduct of the businesses of Seller or its Affiliates that are not being acquired by Purchaser hereunder, to the solicitation or acceptance of deposits of types that are excluded from the definition of “Assumed Deposits” hereunder or are otherwise gathered from wholesale sources, or to the establishment and subsequent conduct of new lines of business that are unrelated to the business conducted through the Branch Banking Operations, (b) solicit deposit or loan business or other commercial or retail banking business from customers whose Deposit Liabilities and/or Purchased Loans are assumed or acquired by Purchaser pursuant hereto, or (c) solicit for employment, retain as an independent contractor or consultant, induce to terminate employment with Purchaser or otherwise interfere with Purchaser’s employment relationship with any Hired Employee; provided, however, that this Section 8.5(c) shall not apply if such Hired Employee has been terminated by Purchaser or if such Hired Employee is hired by Seller or its Affiliates as a result of a general solicitation for employment in newspaper advertisements or other periodicals of general circulation not specifically targeted to employees of Purchaser. Seller and its Affiliates covenant and agree that they shall not provide any information to Republic First Bancorp, Inc. and its subsidiaries with respect to the Assumed Deposits or Purchased Loans (or the customers associated therewith) or the Hired Employees. The foregoing agreement and covenant shall survive Closing.

SECTION 8.6. Efforts to Consummate; Further Assurances.

The parties hereto agree to use all reasonable efforts to satisfy or cause to be satisfied as soon as practicable their respective obligations hereunder and the conditions precedent to

Closing. After the Effective Time, (a) Seller will duly execute and deliver such assignments, bills of sale, acknowledgments and other instruments of conveyance and transfer as shall at any time be necessary or appropriate to vest in Purchaser the full legal and equitable title to the Transferred Assets, and (b) Purchaser will duly execute and deliver such assumptions, acknowledgments and other instruments of assumption and transfer as shall at any time be necessary or appropriate to cause the Transferred Liabilities to be assumed by Purchaser and to cause Seller to be discharged from all liability and obligation thereunder.

SECTION 8.7. Fees and Expenses.

Unless expressly stated to the contrary herein, each party will assume and pay for the expenses it incurs with respect to the purchase and sale of the Transferred Assets and the assumption of the Transferred Liabilities hereunder; provided, however, that (a) Purchaser shall pay all fees and expenses associated with pursuit of the Regulatory Approvals (provided that Seller shall be responsible for any costs associated with review of the materials associated with the Regulatory Approvals by its staff, attorneys and consultants), (b) each party shall be responsible for any fee payable to any agent, broker or finder acting on its behalf in this transaction, Purchaser shall be responsible for the costs, charges and expenses relating to all title examinations, title search fees, surveys, title insurance (including but not limited to premiums and the costs of any endorsements), environmental investigation costs, its own attorneys’ and accountants’ fees and expenses, software license and transfer fees, recording fees, transfer fees, regulatory applications and other expenses arising in connection therewith as well as all costs and expenses associated with the transfer or perfection of any security interests or liens securing Purchased Loans and related motor vehicles transferred hereunder, (c) Purchaser shall be responsible for the costs of removing Seller’s signage from the Branch and (d) Seller shall be responsible for its own attorneys’ and accountants’ fees and expenses related to this transaction. Seller shall be responsible for all expenses associated with transferring its account records from Seller’s system (i.e., “deconversion”), and Purchaser shall be responsible for all expenses associated with adding all such account records to Purchaser’s system (i.e., “converting”)

SECTION 8.8. Third Party Consents.

(a) Seller shall use commercially reasonable efforts to obtain from the lessor under the Branch Lease any consents to the assignment of such lease required under the terms thereof in connection with the consummation of the transactions contemplated hereby (the “LANDLORD CONSENT”).

(b) Seller shall use commercially reasonable efforts to obtain from the parties to any material contract, agreement, license or Personal Property Lease to be transferred hereunder, any consents to the assignment of any such material contracts, agreements, licenses and leases required under the terms of such contract, agreement, license or lease in connection with the consummation of the transactions contemplated hereby.

SECTION 8.9. Insurance.

Seller shall maintain in effect until the Closing Date all casualty and public liability policies relating to the Leased Premises and the activities conducted thereon and maintained by Seller on the date hereof or procure comparable replacement policies and maintain such replacement policies in effect until the Effective Time.

SECTION 8.10. Public Announcements.

Other than the mutually agreed upon press releases and other materials to be issued upon the announcement of this Agreement, Seller and Purchaser agree that from and after the date hereof neither shall make any public announcement or public comment regarding this Agreement or the transactions contemplated herein without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), unless and only to the extent that (a) the furnishing or use of such information is required in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereunder or (b) the furnishing or use of such information is required by applicable law, legal proceedings or the rules or regulations of the SEC, the Nasdaq Stock Market or the New York Stock Exchange applicable to the announcing party or its controlling Affiliate.

SECTION 8.11. Tax Reporting.

Subject to Section 4.5, Seller shall comply with all Tax reporting obligations in connection with the Transferred Assets and the Transferred Liabilities for taxable periods (or portions thereof) ending on or before the Closing Date, and Purchaser shall comply with all Tax reporting obligations with respect to the Transferred Assets and the Transferred Liabilities for taxable periods (or portions thereof) beginning after the Closing Date.

SECTION 8.12. Advice of Changes.

Seller and Purchaser shall each promptly advise the other party of any change or event (a) having a Seller Material Adverse Effect or Purchaser Material Adverse Effect, respectively, (b) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein, or (c) that it believes would or would be reasonably likely to cause any of the conditions set forth in Article IX or X not being satisfied.

SECTION 8.13. Deposits.

Seller shall deliver to Purchaser on the date of the calculation of the Average Premium Based Deposit Balance and on the Closing Date, a complete list of all relevant account information in electronic format reasonably acceptable to Purchaser of all Assumed Deposits, as of such dates, including those used to calculate the Average Premium Based Deposit Balance and the full account number, name, address and tax identification number of the applicable Deposit holder.

SECTION 8.14. Non Solicitation of Transactions.

Neither the Seller nor any of its Affiliates shall, directly or indirectly, through any officer, director or agent of any of them or otherwise, encourage, solicit, initiate, negotiate, enter into any agreement with respect to, or, except, prior to the receipt of the Stockholder Approval, as required by Parent’s fiduciary duties to its stockholders and solely with respect to a bona fide unsolicited offer (and only after five (5) Business Days’ prior written notice to Purchaser) participate in discussions with respect to or furnish any information in connection with the sale of all or any part of the Transferred Assets or Transferred Liabilities, other than the transactions contemplated hereby. Seller will notify Purchaser orally (within one (1) Business Day) and in writing (as promptly as practicable) of any inquiry or proposal received with respect to any such transaction. As of the date hereof, Seller shall, and shall cause its and its Affiliates’ officers, directors and agents to, cease any pending discussions or negotiations regarding any such transaction.

SECTION 8.15. Stockholder Approval.

(a) As promptly as practicable following the date hereof, a proxy statement relating to the Stockholder Meeting (the “PROXY STATEMENT”), will be prepared and filed by Seller with the FDIC, and Seller shall use commercially reasonable efforts to have the Proxy Statement cleared by the FDIC. Seller shall notify Purchaser of the receipt of any comments of the FDIC with respect to the Proxy Statement and shall provide Purchaser copies of all correspondence with respect thereto. Seller shall afford Purchaser and its counsel the opportunity to review the Proxy Statement prior to its filing with the FDIC and shall afford Purchaser and its counsel the opportunity to review all amendments and supplements thereto, and replies to comments thereon, prior to their being filed with or sent to the FDIC, and Purchaser agrees to provide any comments thereon as promptly as reasonably practicable. As promptly as practicable following the Proxy Statement being cleared by the FDIC, Seller shall mail and deliver the Proxy Statement to its stockholders. As of the date of first mailing of the Proxy Statement, the Proxy Statement shall not contain any statement that, in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or that omits to state any material fact necessary in order to make the statements therein not false or misleading; provided, that Seller makes no representation as to information furnished by Purchaser expressly for inclusion in the Proxy Statement. Prior to the date of Stockholder Meeting, Seller shall correct promptly any information in the Proxy Statement that shall have become false or misleading, and Seller shall take all steps necessary to file with, and have cleared by, the FDIC any amendment or supplement to the Proxy Statement so as to correct the same and cause the Proxy Statement as so corrected to be mailed and delivered to the stockholders of the Seller.

(b) A meeting of the stockholders of Seller shall be called to be held as soon as reasonably practicable after the date hereof (the “STOCKHOLDER MEETING”) for the purpose of obtaining the approval of the stockholders of Seller of the transactions contemplated hereby and a plan of dissolution and liquidation of Seller (the “STOCKHOLDER APPROVAL”), the election of directors and ratification of independent auditors, and any other matters required or usually submitted for approval at an annual meeting of stockholders. Stockholder Approval as used in this Agreement shall not include any proposal regarding any other matter brought before the stockholders of Seller at the Stockholder Meeting except for the transactions contemplated hereby and a plan of dissolution and liquidation of Seller. The Proxy Statement shall include the recommendation of Seller’s Board of Directors that Seller’s stockholders grant the Stockholder Approval, and Seller shall use commercially reasonable efforts to obtain the Stockholder Approval. Contemporaneously with the execution of this Agreement, all directors and senior officers of Seller shall sign voting agreements in form and substance reasonably acceptable to Purchaser pursuant to which such directors and senior officers shall agree to vote all shares of stock of Seller owned or controlled by them in favor of this Agreement and the transactions contemplated hereby.

SECTION 8.16. Employee Benefit Matters.

(a) As soon as practicable after the execution of this Agreement, Seller shall introduce Purchaser to each Employee listed on Schedule 6.8. Subject to review of such information as Purchaser may request of such Employees and interviews with such Employees, Purchaser shall determine, in its sole and absolute discretion which Employees to whom it shall make an offer of employment. Any Employees who receive such an offer and accept it are referred to as “Hired Employees.” Each offer of employment to a Hired Employee shall be (i) at a base salary or base hourly wage that is not less than what such Hired Employee was receiving immediately prior to the Closing Date; and (ii) on terms and conditions that are no less favorable in the aggregate to the Hired Employee than those applicable to other similarly situated employees of Purchaser and its Affiliates. Each Hired Employee shall be an “at will” employee of Purchaser. Each Hired Employee’s employment with Seller and its Affiliates shall cease as of the Closing Date. Nothing contained in this Agreement shall be (i) construed as an employment contract between Purchaser and any Employee or (ii) give any Employee any rights to claim status as a third party beneficiary of this Agreement.

(b) Seller and Purchaser shall agree to mutually acceptable terms and conditions under which Purchaser shall be permitted to provide training to Seller’s employees at the Branch who are reasonably anticipated to become Hired Employees. Any such training shall be conducted for reasonable periods of time and in a manner that does not disrupt ongoing operations of the Branch and Seller shall use reasonable best efforts to excuse such employees from their duties at the Branch for purposes of training and orientation by Purchaser. Any reasonable overtime payable to such employees required as a direct result of such training shall be at Purchaser’s expense. Such training activities may take place, as mutually agreed by the parties, at the Branch or off-site.

SECTION 8.17. Physical Damage to Leased Premises.

In the event of any physical damage or destruction, other than ordinary wear and tear, to any Leased Premises between the date hereof and the Closing Date, at the election of Seller, either (a) Seller shall prior to the Closing Date repair such damage or destruction to return such property to its condition prior to such damage or destruction, or (b) Seller shall pay to Purchaser an amount equal to the sum of (1) the insurance proceeds received by Seller with respect to such damage or destruction, (2) any applicable deductible amount and (3) such additional amount as may be required to repair such damage or destruction to return such property to its condition prior to such damage or destruction, or, if the damage or destruction is not reasonably capable of repair, to reflect the difference between the amounts paid under the preceding clauses (1) and (2) and the Net Book Value of the applicable Leased Premises.

SECTION 8.18. Actions With Respect to IRA and Keogh Plan Deposit Liabilities.

(a) On or before the Closing Date, Seller shall (1) resign as the trustee or custodian, as applicable, of each IRA and Keogh Plan of which it is the trustee or custodian and whose

Deposit Liabilities are being assumed by Purchaser hereunder (a list of which Plans and the amount of related Deposits as of the date herein is set forth on Schedule 8.18(a)), (2) to the extent permitted by the documentation governing each such IRA and Keogh Plan and applicable law, appoint Purchaser as successor trustee or custodian, as applicable, of each such IRA and Keogh Plan, and Purchaser hereby accepts each such trusteeship or custodianship under their terms and conditions of Purchaser’s plan documents for its IRA and Keogh Plans, and assumes all fiduciary and custodial obligations with respect thereto as of the close of business the day on which the Deposit Liabilities of such IRA and Keogh Plans are being assumed by Purchaser pursuant to the terms hereof, and (3) deliver to the IRA grantor or Keogh Plan named fiduciary of each such IRA or Keogh Plan such notice of the foregoing as is required by the documentation governing each such IRA or Keogh Plan or applicable law. If, pursuant to the terms of the documentation governing any such IRA or Keogh Plan or applicable law, (A) Seller is not permitted to appoint Purchaser as successor trustee or custodian, or the IRA grantor or Keogh Plan named fiduciary objects in writing to such designation, or is entitled to, and does, in fact, name a successor trustee or custodian other than Purchaser, or (B) such IRA or Keogh Plan includes assets that are not Deposit Liabilities and are not being transferred to Purchaser, or the assumption of such deposit liabilities included in such IRA or Keogh Plan would result in a loss of qualification of such IRA or Keogh Plan under the Code or applicable Treasury Regulations, all deposit liabilities of Seller held under such IRA or Keogh Plan shall be excluded from the Deposit Liabilities (such excluded deposit liabilities being herein called the “EXCLUDED IRA/ KEOGH PLAN DEPOSITS”). Upon appointment as a successor custodian for such IRA Deposit Liabilities or as a successor trustee for such IRAs or Keogh Plans, Purchaser shall perform the services and carry out the duties and obligations required of it under the applicable plans, the Code and applicable federal and state laws and regulations.

(b) To the extent that the Deposit Liabilities include certain IRAs or Keogh Plans that are required to make certain periodic distributions to the IRA account owner or Keogh Plan participant (or beneficiary) either at the account owner’s or participant’s request or because the account owner or participant has attained age 70 1/2, effective as of the Effective Time, Purchaser agrees to continue to make such periodic distributions in accordance with the distribution instructions forwarded by Seller to Purchaser. Purchaser hereby assumes the obligation to pay each minimum distribution required by federal law by December 31 of the calendar year in which the Effective Time occurs and, in consideration thereof, Seller agrees not to withhold the amount of such distributions from the aggregate amount of the Deposit Liabilities.

SECTION 8.19. Letters of Credit.

(a) It is the intention of the parties that Purchaser will assume all obligations accruing after the Effective Time with respect to the Letters of Credit. Accordingly, Seller and Purchaser agree to use their respective reasonable best efforts to obtain prior to the Closing Date the consent of the beneficiary (if necessary) to the assumption of (and the resulting release of Seller from) the Letters of Credit and/or to issue replacement letters of credit for those Letters of Credit that are standby Letters of Credit. Attached hereto as Schedule 8.19 is a list of all such Letters of Credit for which consent is required.

(b) Until such time as there are no Letters of Credit, Seller hereby grants to Purchaser, and Purchaser hereby agrees and commits to acquire, as of the Closing Date, from Seller a participation in the Letters of Credit equal to one hundred percent (100%) of the amount thereof.

(c) Seller agrees that, with respect to each request by a beneficiary for a draw under or payment of a Letter of Credit (a “REQUEST”), it will (1) promptly provide, by facsimile sent to Purchaser, copies of any and all documents submitted to support any Request; (2) wait twenty-four (24) hours, or such shorter time period as may be required under such Letter of Credit, after sending the facsimile before acting on a Request; (3) act in accordance with law in deciding whether or not to honor the Request unless directed in writing by Purchaser to otherwise honor or dishonor a Request, which written direction from Purchaser shall set forth Purchaser’s specific reasons for honor or dishonor, as the case may be, provided, however, in the event Purchaser has directed Seller in writing to dishonor a Request that Seller reasonably deems should be honored, Purchaser’s written direction must be accompanied by an indemnification from Purchaser holding Seller harmless from and against any and all Losses that Seller may incur arising from Purchaser’s direction to dishonor (nothing in this Section 8.19(c) is intended to limit Purchaser’s reimbursement obligation set forth in Section 8.19(d), and the indemnity herein shall not be subject to the time limitations or basket limitations set forth in Article V), and if such indemnification is not provided to Seller in writing in a timely fashion, Seller may honor such Request; (4) provide notice to Purchaser of the action taken on the Request and the amount of the Letter of Credit Disbursement that may become due pursuant to Section 8.19(d); and (5) after honoring a Request, send the documents submitted by the beneficiary in support of a Request as directed by Purchaser.

(d) In the event Seller notifies Purchaser that a Letter of Credit Disbursement has been made, then Purchaser agrees to pay to Seller on the day so notified by Seller an amount equal to the Letter of Credit Disbursement; provided, however, that if such notice was not given by Seller to Purchaser prior to 2:00 p.m. Eastern Time on such day, then such amount shall be paid by Purchaser not later than 10:00 a.m. on the next Business Day. Purchaser agrees to pay Seller any amounts due under this Section 8.19(d) by wire transfer of immediately available funds to an account previously designated by Seller.

(e) Purchaser also agrees to pay Seller (1) interest on any and all amounts unpaid by Purchaser when due under Section 8.19(d), from the date such amounts become due until payment in full, such interest being payable on demand and accruing at the Federal Funds Rate and (2) any and all out-of-pocket expenses (including reasonable attorneys’ fees) reasonably incurred by Seller in exercising or enforcing any rights or performing any obligations under Section 8.19(d) and 8.19(e).

(f) Seller shall promptly remit to Purchaser any amounts subsequently received by Seller from Letter of Credit Customers in respect of all Letter of Credit Disbursements, and agrees to use reasonable best effects to collect all amounts that may be owed to Seller from Letter of Credit Customers in respect of all Letter of Credit Disbursements. Seller also agrees to pay to Purchaser (1) interest on any and all amounts due to Purchaser under this Section 8.19(f), from the date Seller receives such amounts until payment in full, such interest being payable on demand and accruing at the Federal Funds Rate and (2) any and all out-of-pocket expenses (including reasonable attorneys’ fees) reasonably incurred by Purchaser in exercising or enforcing any rights under this Section 8.19(f).

ARTICLE IX

CONDITIONS TO PURCHASER’S OBLIGATIONS

The obligation of Purchaser to complete the transactions contemplated herein is conditioned upon fulfillment or, where legally permitted, waiver, on or before the Closing Date, of each of the following conditions:

SECTION 9.1. Representations and Warranties True.

Each of the representations and warranties made by Seller herein that is qualified as to materiality or Seller Material Adverse Effect shall be true and correct as of the date hereof and as of the Effective Time, and each of the representations and warranties made by Seller herein that is not qualified as to materiality or Seller Material Adverse Effect shall be true and correct in all material respects as of the date hereof and as of the Effective Time, in each case as though such representations and warranties were made at and as of such time (except that representations and warranties that speak as of a specified date shall be so true and correct as of such date).

SECTION 9.2. Obligations Performed.

Seller shall have performed and complied with all obligations, covenants and agreements required hereby to be performed or complied with by it prior to or at the Effective Time.

SECTION 9.3. Delivery of Documents.

Seller shall have delivered to Purchaser those items required by Section 3.2(b).

SECTION 9.4. Approvals.

The parties shall have obtained the Regulatory Approvals and the Stockholder Approval. No court or other Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, judgment, decree, legal restraint or other order (whether temporary, preliminary or permanent) (an “ORDER”) that is in effect and that prohibits or makes illegal the consummation of the transactions contemplated hereby.

SECTION 9.5. Landlord Consent.

Seller shall have obtained the Landlord Consent and the consent to assign each material Assumed Contract to Purchaser.

ARTICLE X

CONDITIONS TO SELLER’S OBLIGATIONS

The obligation of Seller to complete the transactions contemplated herein is conditioned upon fulfillment or, where legally permitted, waiver, on or before the Closing Date, of each of the following conditions:

SECTION 10.1. Representations and Warranties True.

Each of the representations and warranties made by Purchaser herein that is qualified as to materiality or Purchaser Material Adverse Effect shall be true and correct as of the date hereof and as of the Effective Time, and each of the representations and warranties made by Purchaser herein that is not qualified as to materiality or Purchaser Material Adverse Effect shall be true and correct in all material respects as of the date hereof and as of the Effective Time, in each case as though such representations and warranties were made at and as of such time (except that representations and warranties that speak as of a specified date shall be so true and correct as of such date).

SECTION 10.2. Obligations Performed.

Purchaser shall have performed and complied with all obligations and agreements required hereby to be performed or complied with by it prior to or on the Effective Time.

SECTION 10.3. Delivery of Documents.

Purchaser shall have delivered to Seller those items required by Section 3.2(c).

SECTION 10.4. Approvals.

The parties shall have obtained all Regulatory Approvals and the Stockholder Approval. No court or other Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order that is in effect and that prohibits or makes illegal the consummation of the transactions contemplated hereby.

SECTION 10.5. No Purchaser Material Adverse Effect.

There shall not have been any change, condition, event or development that, individually or in the aggregate, would constitute a Purchaser Material Adverse Effect.

SECTION 10.6. Approval of Strategic Plan

Seller shall have received from the FDIC a written letter of non-objection to the strategic plan submitted by the Seller in accordance with Article XIII of the Consent Order dated December 29, 2011 issued by the FDIC, which plan provides for the dissolution and liquidation of Seller and the termination by Seller of insurance of its deposits by the FDIC and the surrender of the Seller’s charter to the Delaware Office of the State Bank Commissioner upon consummation of the transaction contemplated by this Agreement.

ARTICLE XI

TERMINATION

SECTION 11.1. Methods of Termination.

This Agreement may be terminated in any of the following ways:

(a) by either Purchaser or Seller, in writing five (5) days in advance of such termination, if the Closing has not occurred by the later of (1) October 31, 2012, or (2) 30 days after the receipt of the last required Regulatory Approval (provided that no party shall be permitted to terminate this Agreement hereunder if the failure of the Closing to occur prior to such date arises out of or results from the actions or omissions of the terminating party);

(b) at any time on or prior to the Effective Time by the mutual consent in writing of Seller and Purchaser;

(c) by Purchaser, as a result of any breach of any representation, warranty or covenant of Seller contained herein, which breach would cause any condition set forth in Sections 9.1 or 9.2 to not be satisfied, if Purchaser has given notice of such breach and such breach is not, or is not capable of being, cured within thirty (30) days after such notice;

(d) by Seller, as a result of any breach of any representation, warranty or covenant of Purchaser contained herein, which breach would cause any condition set forth in Sections 10.1 or 10.2 to not be satisfied, if Seller has given notice of such breach and such breach is not, or is not capable of being, cured within thirty (30) days after such notice;

(e) by either Purchaser or Seller, if the Stockholder Approval shall not have been received at the meeting of Seller’s stockholders called to act thereon;

(f) by either Purchaser or Seller, if (1) any Regulatory Approval shall have been denied by final, nonappealable action of such Governmental Authority, or such Governmental Authority shall have requested permanent withdrawal of any application therefor or (2) any injunction, decree or other order issued by any Governmental Authority or other legal restraint or prohibition preventing consummation of the transactions contemplated hereby shall have been entered by any Governmental Authority of competent jurisdiction or any applicable law shall have been enacted or adopted that enjoins, prohibits or makes illegal consummation of any of the transactions contemplated hereby and such injunction, decree or other order shall be final and nonappealable, or

(g) by Seller if the condition set forth in Section 10.6 is not satisfied.

SECTION 11.2. Procedure Upon Termination.

(a) In the event of termination pursuant to Section 11.1, written notice thereof shall be given to the other party, and, except as set forth in Section 11.2(b), this Agreement shall terminate immediately upon receipt of such notice unless an extension is consented to by the party having the right to terminate. If this Agreement is terminated as provided herein:

(1) each party will return all documents, work papers and other materials of the other party, including photocopies or other duplications thereof, relating to this transaction, whether obtained before or after the execution hereof, to the party furnishing the same;

(2) all information received by either party hereto with respect to the business of the other party (other than information that is a matter of public knowledge or that has heretofore been published in any publication for public distribution or filed as public information with any Governmental Authority) shall not at any time be used for any business purpose by such party or disclosed by such party to third Persons; and

(3) each party will pay its own expenses, except as otherwise specifically provided in this Agreement.

(b) In the event of termination of this Agreement pursuant to this Article XI, this Agreement (other than as set forth in Sections 8.1, 11.3 and 12.4) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, that, no such termination shall absolve the breaching party from any liability to the other party arising out of its knowing or willful breach of this Agreement.

SECTION 11.3. Certain Obligations Upon Termination.

(a) Notwithstanding Section 8.7, should the transactions contemplated herein not be consummated because of a party’s breach of this Agreement, in addition to such damages as may be recoverable in law or equity, the other party shall be entitled to recover from the breaching party upon demand, itemization, and documentation, its reasonable outside legal, accounting, consulting, and other out-of-pocket expenses incurred in connection herewith. In the event of a termination of this Agreement by Seller pursuant to Section 11.1(g) hereof, Seller shall reimburse Purchaser on demand, itemization and documentation, Purchaser’s reasonable outside legal, accounting, consulting, and other out-of-pocket expenses incurred in connection herewith in an amount not to exceed $250,000 in the aggregate.

(b) Without limiting Section 11.3(a) and subject to the final sentence of this Section 11.3(b), if (A) either (1) this Agreement is terminated by either Purchaser or Seller pursuant to Section 11.1(e), or (2) no Stockholder Meeting is held, and (B) within nine (9) months following the date of such termination, Seller shall enter into a definitive agreement with respect to, or consummate, an Acquisition Proposal, Seller shall promptly, but in no event later than five (5) Business Days thereafter, pay to Purchaser, via wire transfer of immediately available funds to such account as Purchaser may from time to time designate, $750,000 (the “SELLER TERMINATION FEE”). For purposes of this Section 11.3(b), the term “ACQUISITION PROPOSAL” shall mean any proposal relating to any tender offer or exchange offer for, or proposal for merger, consolidation or other business combination with, or any proposal for the acquisition of a substantial equity interest in, or of a substantial portion of the assets of, or any similar transaction involving, Seller or any of its Subsidiaries, other than the transactions contemplated hereby, it being understood that any proposal to acquire, or that would result directly or indirectly in the acquisition of, any significant portion of the Branch Banking Operations, the Transferred Assets or the Transferred Liabilities shall constitute an Acquisition Proposal. In the event that (A) Seller or any of its Affiliates exercises their right under Section 8.14 to participate in discussions with a third party, or furnishes any information in connection with discussions with a third party, to satisfy a fiduciary duty to its stockholders with respect to any unsolicited offer, or (B) Seller or any of its Affiliates breaches Section 8.14 or Section 8.15, the nine (9) month period cited in the first sentence of this Section 11.3(b) shall be extended to twelve (12) months.

(c) Except as provided in Section 11.3(a), notwithstanding anything to the contrary in this Agreement, Purchaser’s right to receive payment of the Seller Termination Fee pursuant to this Section 11.3 shall be the sole and exclusive remedy of Purchaser or any of its Affiliates against Seller or any of its Affiliates or any of their respective stockholders, partners, members or Representatives for any and all losses that may be suffered based upon, resulting from or arising out of the circumstances giving rise to such termination, and upon payment of the Seller Termination Fee in accordance with this Section 11.3, none of the Seller or any of its Affiliates or any of their respective stockholders, partners, members or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement.

(d) The parties hereto acknowledge that the agreements contained in this Section 11.3 are an integral part of the transactions contemplated hereby, and that, without these agreements, neither party to this Agreement would enter into this Agreement; accordingly, if a party fails promptly to pay any amount due pursuant to this Section 11.3, and, in order to obtain such payment, the other party commences a suit that results in a judgment against the obligated party for the fees and expenses set forth in this Section 11.3, the obligated party shall pay to the other party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at the Federal Funds Rate. The parties hereto agree that any remedy or amount payable pursuant to this Section 11.3 shall not preclude any other remedy or amount payable hereunder with respect to, and shall not be the exclusive remedy for, any willful and material breach of any representation, warranty, covenant or agreement contained herein.

ARTICLE XII

MISCELLANEOUS PROVISIONS

SECTION 12.1. Amendment and Modification; Waiver.

This Agreement may not be amended or modified in any manner except by mutual agreement of the parties and as set forth in a writing signed by each of the parties hereto or their respective successors in interest.

Subject to applicable law, each party, by written instrument signed by a duly authorized officer thereof, may extend the time for the performance of any of the obligations or other acts of any of the other parties and may waive (a) any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (b) compliance with any of the undertakings, obligations, covenants or other acts contained herein. The waiver of any breach of or compliance with any provision hereof by a party shall not be deemed to be a waiver of any breach or waiver not expressly waived or of any subsequent breach of or failure to comply with this Agreement.

SECTION 12.2. Survival.

Except as otherwise provided herein, the parties’ respective representations and warranties contained herein shall survive (a) in all cases other than with respect to the representations and warranties contained in Sections 6.3, 6.14, and 7.3, until the first anniversary of the Effective Time, (b) in the case of the representations and warranties contained in Sections 6.3 and 7.3, the sixth anniversary of the Effective Time and (c), in the case of the representations and warranties contained in Section 6.14, the thirtieth (30th) day after the expiration of the applicable statute of limitations with respect thereto; provided that any representation or warranty shall be deemed to survive its relevant Claim Limitation Anniversary solely for the purpose of resolving any claim with respect thereto submitted by an indemnified party in accordance with Article V prior to such relevant Claim Limitation Anniversary with respect to Losses incurred by the applicable indemnified party prior to such Claim Limitation Anniversary and asserted under such claim and relating to the relevant surviving representations and warranties. The covenants and agreements contained herein that by their terms contemplate performance after the Effective Time shall survive the Effective Time in accordance with such terms.

SECTION 12.3. Assignment.

This Agreement and all of the provisions hereof shall be binding upon, and shall inure to the benefit of, the parties hereto and their successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other.

SECTION 12.4. Confidentiality.

Purchaser and Seller agree that the Confidentiality Agreement shall survive the execution hereof or any termination hereof.

SECTION 12.5. Addresses for Notices, Etc.

All notices, consents, waivers, and other communications hereunder must be in writing and will be deemed to have been duly given (a) when delivered by hand (with written confirmation of receipt), (b) three (3) Business Days after deposited in the United States Mail by registered or certified mail, return receipt requested, (c) the next Business Day after sent by telecopier (with electronic confirmation of receipt), provided that a copy is mailed by registered or certified mail, return receipt requested, or (d) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses or telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

If to Seller, to:	First Bank of Delaware Brandywine Commons II 1000 Rocky Run Parkway Wilmington, DE 19803 Attention: Joseph J. Manion, Jr. Telephone Number: (215) 640-6645 Facsimile Number: (215) 735-0212

with a copy to:	Stevens & Lee 111 North 6th Street Reading, Pennsylvania 19601 Attention: David W. Swartz, Esq. Telephone Number: (610) 478-2184 Facsimile Number: (610) 988-0815

If to Purchaser, to:	The Bryn Mawr Trust Company 801 Lancaster Avenue Bryn Mawr, PA 19010 Attention: Ted Peters, Chairman, President & CEO Telephone Number: (610) 581 4800 Facsimile Number: (610) 525 3687

with a copy to:	Stradley Ronon Stevens & Young, LLP 2005 Market Street, Suite 2600 Philadelphia, PA 19103-7018 Attention: Christopher S. Connell, Esq. Telephone Number: (215) 564-8138 Facsimile Number: (215) 564-8120

SECTION 12.6. Counterparts.

This Agreement may be executed simultaneously in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. Delivery of a signed counterpart by any method of electronic transmission (including without limitation by telecopier or email) shall have the same legal effect as the delivery of an executed original.

SECTION 12.7. Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed entirely within such state.

SECTION 12.8. Entire Agreement.

Except for the Confidentiality Agreement, this Agreement and the schedules, exhibits and attachments hereto represent the entire agreement between the parties hereto respecting the transactions contemplated hereby and all prior or contemporaneous written or oral proposals, agreements in principle, representations, warranties and understandings between the parties with respect to such matters are superseded hereby and merged herein and therein.

SECTION 12.9. No Third Party Beneficiaries.

Nothing herein is intended to or shall confer upon or give to any Person (other than the parties hereto, their successors and permitted assigns) any rights or remedies under or by reason of this Agreement, or any term, provision, condition, undertaking, warranty, representation, indemnity, covenant or agreement contained herein, other than the beneficiaries of the provisions of Article V and Section 8.16.

SECTION 12.10. Calculation of Dates and Deadlines.

Unless otherwise specified, any period of time to be determined hereunder shall be deemed to commence at 12:01 a.m. on the first full day after the specified starting date, event, or occurrence. Any deadline, due date, expiration date, or period-end to be calculated hereunder shall be deemed to end at 5 p.m. on the last day of the specified period. The time of day shall be determined with reference to the then current local time in the State of Delaware.

SECTION 12.11. Consent to Jurisdiction; Waiver of Jury Trial.

Each of the parties hereto hereby irrevocably and unconditionally submits to the jurisdiction of any court in the State of Delaware and any federal court sitting in the State of Delaware, and irrevocably agrees that all actions or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby shall be litigated exclusively in such courts. Each of the parties hereto agrees not to commence any legal proceedings related hereto except in such courts. Each of the parties hereto irrevocably waives any objection that he or it may now or hereafter have to the laying of the venue of any such proceeding in any such court and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 12.12. Severability.

Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

SECTION 12.13. Specific Performance.

Each of the parties hereto acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party hereto shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers as of the date first written above.

THE BRYN MAWR TRUST COMPANY

By:	/s/ Frederick C. Peters, II
Name:	Frederick C. Peters, II
Title:	Chairman & CEO

FIRST BANK OF DELAWARE

By:	/s/ Joseph J. Manion, Jr.
Name:	Joseph J. Manion, Jr.
Title:	Acting President and CEO